Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213183

PROSPECTUS

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

Offer to Exchange

This is an offer by Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp. to exchange $350,000,000 aggregate principal amount of their 5.875% Senior Notes due 2024 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of their outstanding unregistered 5.875% Senior Notes due 2024 that were issued in a private offering on January 15, 2016 (the “outstanding unregistered notes”, and such transaction, the “exchange offer”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer:

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding unregistered notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer will expire at 12:00 a.m. midnight, New York City time, at the end of the day on October 5, 2016, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer:

•	The exchange notes may be sold in the over-the-counter-market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national exchange.

All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indenture. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding unregistered notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer.

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2016.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

Pinnacle Foods Inc., an indirect parent company of PFF, files periodic reports and other information with the SEC. In this prospectus, we “incorporate by reference” certain information filed by Pinnacle Foods Inc. with the SEC, which means that important information is being disclosed to you by referring to those documents. Those documents that are filed prior to the date of this prospectus are considered part of this prospectus, and those documents that are filed after the date of this prospectus and prior to the completion of the exchange offer will be considered a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents listed below and any future filings Pinnacle Foods Inc. makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this prospectus:

•	Pinnacle Foods Inc.’s Annual Report on Form 10-K for the year ended December 27, 2015, filed on February 25, 2016;

•	Pinnacle Foods Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2016, filed on April 28, 2016;

•	Pinnacle Foods Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2016, filed on July 29, 2016;

•	Pinnacle Foods Inc.’s Current Reports on Form 8-K, filed on January 11, 2016 (second filing only), January 15, 2016, February 16, 2016, March 23, 2016, April 29, 2016 and May 25, 2016; and

•	all documents filed by Pinnacle Foods Inc. with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before completion of this exchange offer.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will, upon any request, provide to any prospective investor to whom a copy of this prospectus is delivered, a copy of any and all information that has been incorporated by reference herein. In addition, we will upon request, provide to any prospective investor to whom a copy of this prospectus is delivered, a copy of the documents summarized in this prospectus. Such information will be provided upon written or oral request and at no cost to the requested. Such requests can be made by contacting: Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054, (973) 541-6620.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION. ACCORDINGLY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5:00 P.M. NEW YORK CITY TIME ON SEPTEMBER 28, 2016.

In addition, all other information filed by Pinnacle Foods Inc. with the SEC can be accessed electronically by means of our website at www.pinnaclefoods.com or the SEC’s home page on the Internet at http:// www.sec.gov. Such material may also be read and copied at the public reference room of the SEC at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by writing to the public reference room. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus or in the documents incorporated by reference herein, the words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical facts and operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus or in the documents incorporated by reference herein. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth below under “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein and the following risks, uncertainties and factors:

•	competition;

•	our ability to predict, identify, interpret and respond to changes in consumer preferences;

•	the loss of any of our major customers;

•	our reliance on a single source provider for the manufacturing, co-packing and distribution of many of our products;

•	fluctuations in price and supply of food ingredients, packaging materials and freight;

•	volatility in commodity prices and our failure to mitigate the risks related to commodity price fluctuation and foreign exchange risk through the use of derivative instruments;

•	future borrowing and restrictive covenants under our credit facility and the indentures governing the notes (as defined below) and the existing notes (as defined below);

•	costs and timeliness of integrating acquisitions or our failure to realize anticipated cost savings, revenue enhancements or other synergies therefrom;

•	litigation or claims regarding our intellectual property rights or termination of our material licenses;

•	our ability to drive revenue growth in our key product categories or to add products that are in faster growing and more profitable categories;

•	potential product liability claims;

•	seasonality;

•	stock price volatility;

•	the funding of our defined benefit pension plan;

•	changes in our collective bargaining agreements or shifts in union policy;

•	changes in the cost of compliance with laws and regulations, including environmental, worker health and workplace safety laws and regulations;

•	our failure to comply with U.S. Food & Drug Administration, U.S. Department of Agriculture or Federal Trade Commission regulations and the impact of governmental budget cuts;

•	disruptions in our information technology systems;

•	future impairments of our goodwill and intangible assets;

•	difficulty in the hiring or the retention of key management personnel; and

•	changes in tax statutes, tax rates, or case laws which impact tax positions we have taken.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the section entitled “Risk Factors” in this prospectus. You should evaluate all forward-looking statements made in this prospectus and the documents incorporated by reference herein in the context of these risks and uncertainties.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements in this prospectus and in the documents incorporated by reference herein apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus and in the documents incorporated by reference herein. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus and the documents incorporated by reference in this prospectus from internal company surveys and management estimates as well as from industry and general publications and research, surveys and studies conducted by third parties. We believe these internal company surveys and management estimates are reliable; however, no independent sources have verified such surveys and estimates. Third-party industry and general publications, research, studies and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified any of the data from third-party sources and cannot guarantee its accuracy or completeness.

Throughout this prospectus and the documents incorporated by reference in this prospectus, we use data provided by Information Resources Inc. (“IRI”). Unless we indicate otherwise, retail sales, market share, category and other industry data used throughout this prospectus for all categories and segments are for U.S. brands and for the 52-week period ended December 27, 2015. This data includes retail sales for food (grocery stores with at least $2.0 million in annual sales), drug (all chain and independent drug retailers, excluding prescription sales), mass merchandisers (Target, Kmart and Shopko), Walmart (Supercenters, Division 1 and Neighborhood Market), club stores (Costco, BJ’s and Sam’s Club), dollar stores (Dollar General, Family Dollar and Fred’s) and military (Defense Commissary Agency commissaries in the continental United States). Retail sales are dollar sales estimated by IRI and represent the value of units sold through cash registers for the relevant period. Market share is the Company’s percentage of the overall category and is calculated using dollar retail sales of U.S. brands.

We view shelf-stable pickles, table syrup, frozen and refrigerated bagels, frozen pancakes/waffles/French toast and pie/pastry fruit fillings as distinct categories. We view the cake/brownie mixes and frostings category as consisting of cake and cupcake mixes, brownie mixes and frostings. We view the frozen vegetables category as consisting of frozen plain vegetables, frozen prepared vegetables and select frozen side dishes, including vegetables. We view the frozen complete bagged meals category as consisting of frozen full-calorie multi-serve dinners, excluding non-bag items. We view the frozen prepared seafood category as consisting of frozen breaded and battered fish, excluding shellfish. We view the frozen/meat poultry substitutes category as consisting of frozen meat substitutes, frozen poultry substitutes, and frozen dinners/entrées where the ‘meat’ component is a plant-based substitute. We view the single-serve frozen dinners and entrées category as consisting of full-calorie single-serve frozen dinners and entrées and select frozen handheld entrees. We view the frozen pizza-for-one category as consisting of total frozen pizza of 12 ounces per unit or less (for single serve packages, or individual units within multi-serve packages), excluding French bread crust and diet-positioned varieties. We view the canned meat category as consisting of shelf-stable prepared chili, shelf-stable lunch meats, shelf-stable Vienna Sausage and shelf-stable potted meats. We view the shelf-stable salad dressings category as consisting of shelf-stable pourable dressings and salad dressing mixes.

Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus.

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TRADEMARKS, SERVICE MARKS AND TRADE NAMES

Our intellectual property and other proprietary assets include copyrights, registered and common law trademarks and trademark applications, patents and patent applications, domain names, trade secrets, other proprietary rights and licenses of intellectual property rights of various kinds. We consider these assets and rights, both in the United States and in other countries around the world, among our most valuable assets. We rely on a combination of copyright, trademark, patent, trade secret and unfair competition laws as well as contractual provisions to protect these assets. The duration and scope of the protection afforded to our intellectual property and other assets depends on the type of property in question and the laws and regulations of the relevant jurisdiction. In the case of licenses, they also depend on contractual provisions.

All trademarks, service marks and tradenames appearing in this prospectus or the documents incorporated by reference in this prospectus are the property of their respective owners.

NON-GAAP FINANCIAL MEASURES

SEC rules regulate the use in filings with the SEC of “non-GAAP financial measures,” such as “EBITDA,” “Adjusted EBITDA”, “Covenant Compliance EBITDA” and “Adjusted Gross Profit,” that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles (“GAAP”). These rules govern the manner in which non-GAAP financial measures may be publicly presented and prohibit in all filings with the SEC, among other things:

•	exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure;

•	adjustment of a non-GAAP financial measure to eliminate or smooth items identified as non-recurring, infrequent, or unusual when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years; and

•	presentation of non-GAAP financial measures on the face of any financial statement prepared in accordance with GAAP or pro forma financial information.

We have included, and incorporated by reference, non-GAAP financial measures in this prospectus, including EBITDA, Adjusted EBITDA, Covenant Compliance EBITDA and Adjusted Gross Profit, and ratios related thereto. Our presentation of Adjusted EBITDA and Covenant Compliance EBITDA is based on the definitions of EBITDA set forth in the indentures governing the outstanding unregistered notes and our existing 4.875% Senior Notes due 2021 (the “existing notes”) and in our senior secured credit facilities (described elsewhere in this prospectus), and, as a result, may not be comparable to those of other companies and may be different from the information contained in, or may be excluded from, the exchange offer registration statement and our other filings with the SEC.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this exchange offer. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference in this prospectus, for a more complete understanding of us and this exchange offer. In particular, we incorporate by reference important business and financial information into this prospectus. This summary contains forward-looking statements that involve risks and uncertainties.

In this prospectus, we refer to the following, collectively, as the “Transactions”: (1) the issuance and sale of the outstanding unregistered notes; (2) the incurrence of indebtedness under the Tranche I Term Loans, as defined below; (3) the use of the net proceeds from the issuance and sale of the outstanding unregistered notes, along with proceeds from borrowings under our Tranche I Term Loans and cash on hand, to finance the consideration payable in connection with the Boulder Acquisition, repay outstanding indebtedness under Boulder’s existing credit facilities and pay transaction costs; and (4) the consummation of the Boulder Acquisition.

Unless the context requires otherwise, in this prospectus, “Pinnacle,” the “Company,” “we,” “us,” and “our” refer to Pinnacle Foods Finance LLC (“PFF”) and its consolidated subsidiaries (including Pinnacle Foods Group LLC), which includes all of PFF’s existing operations, and the “Issuers” refers to PFF and Pinnacle Foods Finance Corp. and not to any of their respective subsidiaries.

Our Company

We are a leading manufacturer, marketer and distributor of high-quality, branded food products in North America, with annual net sales of approximately $2.7 billion in fiscal 2015. Our brands are leaders in many of their respective categories, and we hold the #1 or #2 market share position in 10 of the 14 major product categories in which we compete. Our brand portfolio enjoys strong household penetration in the United States, where our products can be found in over 85% of U.S. households. Our products are sold through supermarkets, grocery wholesalers and distributors, mass merchandisers, super centers, convenience stores, dollar stores, natural and organic food stores, drug stores and warehouse clubs in the United States and Canada, as well as in military channels and foodservice locations. Given our diverse portfolio of iconic brands with attractive market positions, our business generates significant and stable cash flows that have enabled us to pay regular quarterly dividends to our shareholders, reduce our debt and drive value creation through both reinvestment in our existing brands and periodic strategic acquisitions.

We view our business as comprised of 14 major product categories, which collectively comprised in excess of 90% of our North America Retail net sales in fiscal 2015.

Our operations are reported in four operating segments: the Birds Eye Frozen segment, the Duncan Hines Grocery segment, the Boulder Brands segment and the Specialty Foods segment. The Birds Eye Frozen segment and the Duncan Hines Grocery segment, which collectively represent our North America Retail operations, include the following major brands:

Birds Eye Frozen Segment	Industry Category	Market Share 52 Weeks Ended 12/27/15	Category Rank (1)
Major Pinnacle Brands:
Birds Eye	Frozen vegetables	28.3%	#1
Birds Eye Voila!	Frozen complete bagged meals	40.2%	#1
Gardein	Frozen meat/poultry substitutes	11.7%	#2
Van de Kamp’s	Frozen prepared seafood	24.4%	#2
Mrs. Paul’s
Lender’s	Frozen and refrigerated bagels	63.0%	#1
Celeste	Frozen pizza for one	6.2%	#4
Hungry-Man	Full-calorie single-serve frozen dinners and entrées	7.7%	#5
Aunt Jemima	Frozen pancakes/waffles/French toast	4.9%	#3

Duncan Hines Grocery Segment	Industry Category	Market Share 52 Weeks Ended 12/27/15	Category Rank (1)
Major Pinnacle Brands:
Duncan Hines	Cake/brownie mixes and frostings	25.6%	#2
Vlasic	Shelf-stable pickles	35.7%	#1
Wish-Bone (2)	Shelf-stable salad dressings	11.6%	#3
Western
Mrs. Butterworth’s	Table syrup	21.4%	#1
Log Cabin
Armour	Canned meat	21.2%	#2
Brooks
Nalley
Comstock	Pie/pastry fruit fillings	38.5%	#1
Wilderness

(1)	Based on IRI custom Pinnacle databases; rank among branded manufacturers, excluding Private Label.
(2)	Pinnacle is the number 3 competitor in the category and Wish-Bone is the number one brand in the Italian segment.

In addition to our North America Retail operations, the Boulder Brands segment is comprised of health and wellness brands including gluten-free products (Udi’s and Glutino), natural frozen meal offerings (EVOL), refrigerated and shelf-stable spreads (Smart Balance), and plant-based refrigerated and shelf-stable spreads (Earth Balance). The Specialty Foods segment consists of a regional presence in snack products (including Tim’s Cascade and Snyder of Berlin), as well as our Foodservice and Private Label businesses.

Within our segments, we actively manage our portfolio by segregating our business into Leadership Brands and Foundation Brands. Our Leadership Brands enjoy a combination of higher growth and margins, greater potential for value-added innovation and enhanced responsiveness to consumer marketing than do our Foundation Brands. As a result, we focus our investment spending and brand-building activities on our Leadership Brands. By contrast, we manage our Foundation Brands for revenue and market share stability and for cash flow generation to support investment in our Leadership Brands, reduce our debt and fund other corporate priorities. As a result, we focus spending for our Foundation Brands on brand renovation and targeted consumer and trade programs.

Our principal executive offices are located at 399 Jefferson Road, Parsippany, New Jersey 07054, and our telephone number is (973) 541-6620.

Recent Developments

The Boulder Acquisition

On November 24, 2015, Pinnacle Foods Inc. entered into a merger agreement with Boulder Brands, Inc. (“Boulder”) pursuant to which Pinnacle Foods Inc. commenced, through a wholly owned subsidiary, a tender offer for all of Boulder’s outstanding shares of common stock (the “Boulder Acquisition”). Pinnacle Foods Inc. completed the Boulder Acquisition on January 15, 2016.

The New Term Loan

Simultaneously with the closing of the Boulder Acquisition, we entered into the Second Amendment (the “Second Amendment”) to the Second Amended and Restated Credit Agreement dated as of April 29, 2013 by and among Pinnacle Foods Finance LLC, Peak Finance Holdings LLC, the guarantors party thereto, the lenders party thereto and Barclays Bank, PLC, as administrative agent, collateral agent and swing line lender (as amended by the First Amendment thereto, dated as of October 1, 2013, the Second Amendment and the Repricing Amendments described below, the “Second Amended and Restated Credit Agreement” or the “senior secured credit facilities”). The Second Amendment provides for an incremental term loan of $550.0 million which matures in 2023 (the “Tranche I Term Loans”).

The Repricing

On July 26, 2016, we entered into amendments (the “Repricing Amendments”) to the Second Amended and Restated Credit Agreement for the purpose of reducing the interest rate applicable to the Tranche I Term Loans (the “Repricing”). The eurocurrency rate was amended from a minimum of 0.75% to a minimum of 0.0% and the interest rate margin was amended from 3.00% to 2.75%. All other terms and conditions of the Tranche I Term Loans remained the same.

The Exchange Offer

In this prospectus, the term “outstanding unregistered notes” refers to the $350.0 million aggregate principal amount of 5.875% Senior Notes due 2024 that were issued in a private offering on January 15, 2016 (the “private offering”). The term “exchange notes” refers to the 5.875% Senior Notes due 2024 offered hereby, as registered under the Securities Act, and the term “notes” refers collectively to the outstanding unregistered notes and the exchange notes.

General	In connection with the private offering, the Issuers entered into a registration rights agreement (the “registration rights agreement”) with the initial purchasers of the outstanding unregistered notes, pursuant to which the Issuers and the guarantors agreed, among other things, to complete the exchange offer within 360 days after the date of the original issuance of the outstanding unregistered notes.

You are entitled to exchange in the exchange offer your outstanding unregistered notes for exchange notes, which are substantially identical to the outstanding unregistered notes except:

•	the exchange notes contain no restrictive legend thereon;

•	the exchange notes accrue interest from (A) the later of (x) the last date on which interest was paid on the outstanding unregistered notes and (y) if outstanding unregistered notes are surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, such interest payment date or (B) if no such interest has been paid, from the issue date of the outstanding unregistered notes;

•	the exchange notes will contain no provisions relating to additional interest;

•	the exchange notes will be entitled to the benefits of the indenture governing the outstanding unregistered notes or a trust indenture that is identical in all material respects to the indenture governing the outstanding unregistered notes and that, in either case, has been qualified under the TIA;

•	the exchange notes have been registered under the Securities Act; and

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding unregistered notes under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to $350.0 million aggregate principal amount of 5.875% Senior Notes due 2024, which have been registered under the Securities Act, for any and all of the outstanding 5.875% Senior Notes due 2024.

You may only exchange outstanding unregistered notes in denominations of $2,000, and integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Upon completion of the exchange offer, there may be no market for the outstanding unregistered notes and you may have difficulty selling them.

Resale	Based on interpretations by the staff of the Securities and Exchange Commission, or the “SEC,” set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute such securities following completion of the exchange offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are our affiliate, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position of the SEC stated in the first bullet point above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding unregistered notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, at the end of the day on October 5, 2016, unless extended by us. We do not currently intend to extend the expiration date of the exchange offer.

Withdrawal	You may withdraw the tender of your outstanding unregistered notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding unregistered notes that for any reason are not accepted for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Unregistered Notes	Each exchange note will bear interest at the rate per annum of 5.875% from the most recent date to which interest has been paid on the outstanding unregistered notes. The interest on the notes will be payable on January 15 and July 15 of each year. No interest will be paid on outstanding unregistered notes that are tendered and accepted for exchange following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Unregistered Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding unregistered notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding unregistered notes through The Depository Trust Company, or “DTC,” and wish to participate in the exchange offer for the outstanding unregistered notes, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of the Issuers, then you cannot rely on the positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding unregistered notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding unregistered notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding unregistered notes on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding unregistered notes and your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes and any other documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, then you must tender your outstanding unregistered notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Unregistered Notes	In connection with the sale of the outstanding unregistered notes, the Issuers and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes that grants the holders of outstanding unregistered notes registration rights. By consummating the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Accordingly, upon consummation of the exchange offer, we will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding unregistered notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding unregistered notes as set forth in the indenture, except that we will not have any further obligation to you to provide for the registration of the outstanding unregistered notes under the registration rights agreement and we will not be obligated to pay additional interest as described in the registration rights agreement.

To the extent that outstanding unregistered notes are tendered and accepted in the exchange offer, the trading market for outstanding unregistered notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indenture. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

Material United States Federal Income Tax Consequences	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust, National Association, whose address and telephone number are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus, is the exchange agent for the exchange offer.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding unregistered notes and the exchange notes. The exchange notes will have terms substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions.

Issuers	Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp.

Notes Being Exchanged Hereby	$350,000,000 aggregate principal amount of 5.875% Senior Notes due 2024 (the “exchange notes”).

Maturity Date	January 15, 2024.

Interest	5.875% per annum, payable semi-annually on January 15 and July 15 of each year, commencing July 15, 2016. Interest on the exchange notes will accrue from January 15, 2016 or the most recent date on which interest on the corresponding outstanding unregistered notes has been paid.

Ranking	The notes are our senior unsecured obligations and:

•	rank senior in right of payment to any debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	are effectively subordinated in right of payment to all existing and future secured debt, including obligations under our senior secured credit facilities, to the extent of the value of the assets securing such debt; and

•	are structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes.

As of June 26, 2016, (1) the notes and related guarantees were effectively subordinated to approximately $2,470.1 million of senior secured indebtedness to the extent of the value of the assets securing such debt and (2) we had an additional $122.6 million of unutilized capacity under our revolving credit facility after giving effect to approximately $27.4 million of outstanding letters of credit, all of which would be secured if borrowed.

Guarantees	Pinnacle Foods Inc. and each of Pinnacle Foods Finance LLC’s domestic subsidiaries that guarantees the obligations under our senior credit facilities will jointly and severally and unconditionally guarantee the exchange notes on a senior unsecured basis. The guarantees of the exchange notes will rank equally with all other senior indebtedness of the guarantors. None of our non-U.S. subsidiaries or any future non-wholly-owned subsidiaries or receivables subsidiaries will guarantee the exchange notes. Our non-guarantor subsidiaries accounted for approximately $118.2 million and $82.8, or 4.5% and 5.5%, of our net sales for the fiscal year ended December 27, 2015 and the six months ended June 26, 2016, respectively, and $155.8 million, or 2.4%, of our total assets as of June 26, 2016.

Optional Redemption	At any time prior to January 15, 2019, we may redeem some or all of the exchange notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. At any time on or after January 15, 2019, we may redeem some or all of the exchange notes at the redemption prices listed under “Description of Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings	At any time prior to January 15, 2019, we may redeem up to 35% of the exchange notes with proceeds of certain equity offerings at the redemption price set forth in this prospectus so long as, in each such case, at least 50% of the aggregate principal amount of the exchange notes originally issued remain outstanding. See “Description of Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, we will be required to offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Indenture Provisions	The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. During any period in which the notes have Investment Grade Ratings from both Rating Agencies (each as defined), and no default has occurred and is continuing under the indenture governing the notes, we will not be subject to many of the covenants. See “Description of Notes—Certain Covenants.”

Public Market	The exchange notes will be freely transferrable. Although the initial purchasers in the private offering of the outstanding unregistered notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will be maintained. See “Risk Factors—Risks Related to the Exchange Offer—Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that any active trading market will develop for the notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer. See “Use of Proceeds.”

Risk Factors	Investing in the exchange notes involves substantial risks. See “Risk Factors” in this prospectus for a description of some of the risks you should consider before investing in the exchange notes.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus and in the documents incorporated by reference herein before tendering for exchange any outstanding unregistered notes. The risks and uncertainties described below are not the only risks facing us and your investment in the notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding unregistered notes in the exchange offer, the transfer restrictions currently applicable to your outstanding unregistered notes will remain in force and the market price of your outstanding unregistered notes could decline.

If you do not exchange your outstanding unregistered notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions that apply to the outstanding unregistered notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding unregistered notes. In general, the outstanding unregistered notes may not be sold unless the sale is registered or exempt from registration under the Securities Act. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” for information about how to tender your outstanding unregistered notes.

The tender of outstanding unregistered notes pursuant to the exchange offer will reduce the outstanding principal amount of the outstanding unregistered notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding unregistered notes due to reduction in liquidity.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the prospectus delivery requirements of the Securities Act in order to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Business

We face significant competition in our industry, which could cause us to lose market share, lower prices, or increase advertising and promotional expenditures. Our success also depends on our ability to predict, identify and interpret changes in consumer preferences and develop and offer new products rapidly enough to meet those changes.

The food products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, brand recognition and loyalty, price, trade promotion, consumer promotion, customer service, and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions, subdivisions, or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them, and may be substantially less leveraged than Pinnacle. In addition, private label is a significant competitor, particularly in the frozen vegetables, shelf-stable pickles, table syrup, frozen and refrigerated bagels, and pie/pastry fruit fillings categories. We may not be able to compete successfully with these companies and private label. Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which would materially and adversely affect our margins and could result in a decrease in our operating results and profitability.

Our success depends on our ability to predict, identify, and interpret the tastes and dietary habits of consumers and to offer products that appeal to those preferences. There are inherent marketplace risks associated with new product or packaging introductions, including uncertainties about trade and consumer acceptance. If we do not succeed in offering products that consumers want to buy, our sales and market share will decrease, resulting in reduced profitability. If we are unable to accurately predict which shifts in consumer preferences will be long-lasting, or are unable to introduce new and improved products to satisfy those preferences, our sales will decline. In addition, given the variety of backgrounds and identities of consumers in our consumer base, we must offer a sufficient array of products to satisfy the broad spectrum of consumer preferences. As such, we must be successful in developing innovative products across a multitude of product categories. Finally, if we fail to rapidly develop products in faster-growing and more profitable categories, we could experience reduced demand for our products, or fail to expand margins.

We are also subject to the effect that the overall economic conditions have upon consumer sentiment and retail sales.

If we lose one or more of our major customers, or if any of our major customers experience significant business interruption or enact initiatives to improve their cost structure, our results of operations could be adversely affected.

We have several large customers that account for a significant portion of our sales. We do not have long-term supply contracts with any of our major customers. Our large customers may choose to purchase products from us based on a combination of factors such as price, consumer demand, customer service performance, their desired inventory levels, and other factors. Changes in any of our major customers’ strategies, including a reduction in the number of brands they carry, initiatives to improve their cost structure, or a shift of shelf space to private label products, may adversely affect sales.

The loss of one or more major customers, a material reduction in sales to these customers as a result of competition from other food manufacturers, or the occurrence of a significant business interruption of our customers’ operations would result in a decrease in our revenues, operating results, and earnings and could adversely affect the market price of our common stock.

In addition, as the retail grocery trade continues to consolidate and our retail customers grow larger and become more sophisticated, our retail customers may demand lower pricing and increased promotional programs. If we fail to use our sales and marketing expertise to maintain our category leadership positions to respond to these trends, or if we lower our prices or increase promotional support of our products and are unable to increase the volume of our products sold, our profitability and financial condition may be adversely affected.

For the manufacturing, co-packing and distribution of many of our products, we primarily rely on single source providers where a significant disruption in a facility or loss of arrangements could affect our business, financial condition, and results of operations.

With the exception of our Birds Eye frozen vegetable products which are produced in two facilities (Waseca, Minnesota and Darien, Wisconsin, which has approximately three times the production capacity of the

Waseca location), none of our products are produced in significant amounts at multiple manufacturing facilities or co-packers. Significant unscheduled downtime at any of our facilities or co-packers due to equipment breakdowns, power failures, natural disasters, or any other cause could materially adversely affect our ability to provide products to our customers, which would have a material adverse effect on our business, financial condition and results of operations.

We rely upon co-packers for our Duncan Hines frosting products and a limited portion of our other manufacturing needs. We believe that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain additional or alternative co-packing agreements or arrangements in the future, we may not be able to do so on satisfactory terms or in a timely manner.

We sell a majority of our products in the United States and Canada through a combination of a direct and broker network. Our business could suffer disruption if either of our major United States or Canada brokers were to default in the performance of their obligations to perform brokerage services or fail to effectively represent us to the retail grocery trade.

We are vulnerable to fluctuations in the price and supply of food ingredients, packaging materials, and freight.

The prices of the food ingredients, packaging materials and freight are subject to fluctuations in price attributable to, among other things, changes in supply and demand of crops or other commodities, fuel prices and government-sponsored agricultural and livestock programs. The sales prices to our customers are a delivered price. Therefore, changes in our input costs could impact our gross margins. Our ability to pass along higher costs through price increases to our customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which we compete. To the extent competitors do not also increase their prices, customers and consumers may choose to purchase competing products or may shift purchases to lower-priced private label or other value offerings which may adversely affect our results of operations.

We use significant quantities of food ingredients and other agricultural products as well as aluminum, glass jars, plastic trays, corrugated fiberboard and plastic packaging materials provided by third-party suppliers. We buy from a variety of producers and manufacturers, and alternate sources of supply are generally available. However, the supply and price are subject to market conditions and are influenced by other factors beyond our control, such as general economic conditions, unanticipated demand, problems in production or distribution, natural disasters, weather conditions during the growing and harvesting seasons, insects, plant diseases, and fungi.

Adverse weather conditions may occur more frequently as a result of climate change and other factors. There is concern that greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Long-term climate changes may negatively impact the price or availability of key raw materials. Adverse weather conditions and natural disasters can reduce crop size and crop quality, which in turn could reduce our supplies of raw materials, lower recoveries of usable raw materials, increase the prices of our raw materials, increase our cost of transporting and storing raw materials, or disrupt our production schedules.

We do not have long-term contracts with many of our suppliers, and, as a result, they could increase prices or fail to deliver. The occurrence of any of the foregoing could increase our costs and disrupt our operations.

If our assessments and assumptions about commodity prices, as well as ingredient and other prices and currency exchange rates, prove to be incorrect in connection with our hedging or forward-buy efforts or planning cycles, our costs may be greater than anticipated and our financial results could be adversely affected. Volatility in commodity prices will impact our results of operations.

From time to time, we enter into commodity forward contracts to fix the price of diesel fuel, natural gas, soybean oil and other commodity purchases at a future delivery date. However, such strategies do not fully address commodity price risk. Adverse movements in commodity prices over the terms of the contracts or instruments could decrease the economic benefits we derive from these strategies. Additionally, changes in the value of our commodities derivatives are recorded in the Cost of products sold line in our Consolidated Statements of Operations. Accordingly, volatility in commodities could result in volatility in our results of operations. As of December 27, 2015, the potential change in fair value of commodity derivative instruments, assuming a 10% adverse movement in the underlying commodity prices, would have resulted in an unrealized net loss of $3.5 million.

In addition, certain parts of our foreign operations in Canada expose us to fluctuations in foreign exchange rates. Net sales in Canada accounted for 4.5% of Consolidated Net Sales for fiscal 2015. We also seek to reduce our exposure to such foreign exchange risks primarily through the use of foreign exchange-related derivative financial instruments. We enter into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of our functional currency. As of December 27, 2015, a 10% decline in the U.S. dollar relative to the Canadian dollar would have decreased the fair value of our foreign exchange forward contracts by $1.0 million.

We may cease any of our current programs or use other hedging or derivative programs in the future. The extent of our hedges at any given time depends on our assessment of the markets for these commodities, diesel fuel and natural gas, including our assumptions about future prices and currency exchange rates. For example, if we believe market prices for the commodities we use are unusually high, we may choose to hedge less, or even none, of our upcoming requirements. If we fail to hedge and prices or currency exchange rates subsequently increase, or if we institute a hedge and prices or currency exchange rates subsequently decrease, our costs may be greater than anticipated or greater than our competitors’ costs and our financial results could be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in reports of Pinnacle Foods Inc. incorporated by reference herein for a discussion of our current hedging and derivatives programs.

We may not be able to successfully identify, evaluate and integrate businesses we may acquire in the future and we may not be able to realize anticipated cost savings, revenue enhancements, or other synergies from such acquisitions.

We may not be able to identify and complete acquisitions in the future, and our failure to do so could limit our ability to grow our business beyond our existing brands. If we do acquire businesses in the future, the process of integrating such businesses involves risks. Some of these risks include, but are not limited to, demands on management related to the potential significant increase in the size of our business, the diversion of management’s attention from the management of daily operations and difficulties in the assimilation of different corporate cultures and business practices. Failure to successfully integrate acquired businesses may result in reduced levels of revenue, earnings or operating efficiency than might have been achieved if we had not acquired such businesses.

Litigation or claims regarding our trademarks and any other proprietary rights or termination of our material licenses may have a significant, negative impact on our business.

We attempt to protect our intellectual property rights through a combination of trademark, patent, copyright and trade secret laws. We consider our trademarks to be of significant importance to our business and devote resources to the establishment and protection of our trademarks and other intellectual property rights. However, our trademark or other intellectual property applications are not always approved. Third parties may also oppose our intellectual property applications, or otherwise challenge our use of our trademark or other intellectual property. The actions we have taken or will take in the future may not be adequate to prevent violation of our trademark or other proprietary rights by others or prevent others from seeking to block sales of our products as an alleged violation of their trademark or other proprietary rights. We may need to initiate future claims or litigation or defend claims or litigation against us to enforce our trademark or other proprietary rights or to defend ourselves against claimed infringement of the trademark or other proprietary rights of others. Any future claims or litigation of this type, even without merit, could result in a material adverse effect on our business, financial condition or results of operations. Any such future claims or litigation may: (a) be expensive and time consuming to defend; (b) cause us to cease making, licensing or using products that incorporate the challenged intellectual property; (c) require us to rebrand our products or redesign our packaging, if feasible; (d) divert management’s attention and resources; or (e) require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which, if required, may not be available to us on acceptable terms or at all. Any inability to use our trademarks or other proprietary rights could harm our business and sales through reduced demand for our products and reduced revenues.

Additionally, we manufacture certain brands under license agreements from various third parties. The loss of these licenses could have a material adverse effect on our business.

We may be unable to drive revenue growth in our key product categories or add products that are in faster growing and more profitable categories.

The food and beverage industry’s overall growth is linked to population growth. Our future results will depend on our ability to drive revenue growth in our key product categories. Because our operations are concentrated in North America, where growth in the food and beverage industry has been moderate, our success also depends in part on our ability to enhance our portfolio by adding innovative new products in faster growing and more profitable categories. Our failure to drive revenue growth in our key product categories or develop innovative products for new and existing categories could materially and adversely affect our profitability, financial condition and results of operations.

We may be subject to product liability claims should the consumption of any of our products cause injury, illness, or death.

We sell food products for human consumption, which involves risks such as product contamination or spoilage, misbranding, product tampering, and other adulteration of food products. Consumption of a misbranded, adulterated, contaminated, or spoiled product may result in personal illness or injury. We could be subject to claims or lawsuits relating to an actual or alleged illness or injury, and we could incur liabilities that are not insured or exceed our insurance coverage. Even if product liability claims against us are not successful or fully pursued, these claims could be costly and time consuming and may require our management to spend time defending the claims rather than operating our business.

A product that has been actually or allegedly misbranded or becomes adulterated could result in product withdrawals or recalls, destruction of product inventory, negative publicity, temporary plant closings, and substantial costs of compliance or remediation. Any of these events, including a significant product liability judgment against us, could result in a loss of demand for our food products, which could have a material adverse effect on our financial condition, results of operations or cash flows.

Due to the seasonality of the business, our revenue and operating results may vary from quarter to quarter.

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including frozen vegetables and frozen complete bagged meals, tend to be marginally higher during the winter months. Seafood sales peak during Lent, in advance of the Easter holiday. Sales of pickles, relishes, barbecue sauces, potato chips and salad dressings tend to be higher in the spring and summer months, and demand for Duncan Hines products, Birds Eye vegetables and our pie and pastry fruit fillings tend to be higher around the Easter, Thanksgiving, and Christmas holidays. Since many of the raw materials we process under the Birds Eye and Vlasic brands are agricultural crops, production of these products is predominantly seasonal, occurring during and immediately following the purchase of such crops. We also increase our Duncan Hines inventories in advance of the peak fall selling season. As a result, our inventory levels tend to be higher during August, September, and October, and thus we require more working capital during these months. We are typically a seasonal net user of cash in the third quarter of the calendar year.

For these reasons, sequential quarterly comparisons are not a good indication of our performance or how we may perform in the future. If we are unable to obtain access to working capital or if seasonal fluctuations are greater than anticipated, there could be a material adverse effect on our financial condition, results of operations or cash flows.

We face risks associated with certain pension obligations.

We hold investments in equity and debt securities in our qualified defined benefit pension plan. Deterioration in the value of plan assets, resulting from a general financial downturn or otherwise, could cause an increase in the underfunded status of our defined benefit pension plan, thereby increasing our obligation to make contributions to the plan. The underfunding in our pension plan totaled $61.3 million as of December 27, 2015. The decrease in discount rates from approximately 6.00% in 2008 to approximately 4.20% as of December 27, 2015 has had a significant impact on our funding status. Changes in interest rates in the future could have a significant effect on our funded status.

Our obligation to make contributions to the pension plan could reduce the cash available for working capital and other corporate uses and may have a material adverse impact on our operations, financial condition and liquidity.

Our financial well-being could be jeopardized by unforeseen changes in our employees’ collective bargaining agreements or shifts in union policy.

We employed approximately 4,300 people as of December 27, 2015, with approximately 61% of our hourly employees unionized. Failure to extend or renew our collective bargaining agreements or a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition, or results of operations. In addition, we may not be able to reach new agreements upon the expiration of our existing collective bargaining agreements and if we do reach new agreements, such agreements may not be on terms that we consider favorable. Furthermore, labor organizing activities could result in additional employees becoming unionized.

We and our third-party co-packers and suppliers are subject to laws and regulations relating to protection of the environment, worker health, and workplace safety. Costs to comply with these laws and regulations, or claims with respect to environmental, health and safety matters, could have a significant negative impact on our business.

Our operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of solid and hazardous materials and wastes, employee exposure to hazards in the workplace and the cleanup of contaminated sites. We are required to obtain and comply with environmental permits for many of our operations, and sometimes we are required to install pollution control equipment or to implement operational changes to limit air emissions or wastewater discharges and/or decrease the likelihood of accidental releases of hazardous materials. We could incur substantial costs, including cleanup costs, civil or criminal fines or penalties, and third-party claims for property damage or personal injury as a result of any violations of environmental laws and regulations, noncompliance with environmental permit conditions or contamination for which we may be responsible that is identified or that may occur in the future. Such costs may be material.

Under federal and state environmental laws, we may be liable for the costs of investigation, removal or remediation of certain hazardous or toxic substances, as well as related costs of investigation and damage to natural resources, at various properties, including our current and former properties and the former properties of our predecessors, as well as offsite waste handling or disposal sites that we or our predecessors have used. Liability may be imposed upon us without regard to whether we knew of or caused the presence of such hazardous or toxic substances. Any such locations, or locations that we may acquire in the future, may result in liability to us under such laws or expose us to third party actions such as tort suits based on alleged conduct or environmental conditions. In addition, we may be liable if hazardous or toxic substances migrate from properties for which we may be responsible to other properties.

In addition to regulations applicable to our operations, failure by any of our co-packers or other suppliers to comply with regulations, or allegations of compliance failure, may disrupt their operations and could result in potential liability. Even if we were able to obtain insurance coverage or compensation for any losses or damages resulting from the non-compliance of a co-packer or supplier with applicable regulations, our brands and reputation may be adversely affected by negative perceptions of our brands stemming from such compliance failures.

We cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to environmental claims.

Our operations are subject to regulation by the U.S. Food and Drug Administration (“FDA”), U.S. Department of Agriculture (“USDA”), Federal Trade Commission (“FTC”) and other governmental entities and such regulations are subject to change from time to time which could impact how we manage our production and sale of products. Federal budget cuts could result in furloughs for government employees, including inspectors and reviewers for our plants and products and for our suppliers’ plants and products, which could materially impact our ability to manufacture regulated products.

Our operations are subject to extensive regulation by the FDA, the USDA and other national, state, and local authorities. For example, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, and safety of food. Under this program, the FDA regulates manufacturing practices for foods through, among other things, its current “good manufacturing practices” regulations, or cGMPs, and specifies the recipes for certain foods. Our processing facilities and products are subject to periodic inspection by federal, state, and local authorities. In addition, we must comply with similar laws in Canada. The FTC and other authorities regulate how we market and advertise our products, and we could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our results of operations to be adversely affected.

We seek to comply with applicable regulations through a combination of employing internal personnel to ensure quality-assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analysis of products for the nutritional-labeling requirements. Compliance with federal, state and local regulations is costly and time-consuming. Failure to comply with applicable laws and regulations or maintain permits and licenses relating to our operations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material adverse effect on our operating results and business.

Our business operations could be disrupted if our information technology systems fail to perform adequately.

The efficient operation of our business depends on our information technology systems, some of which are managed by third-party service providers. We rely on our information technology systems to effectively manage our business data, digital marketing activities, communications, supply chain, order entry and fulfillment, and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers, causing our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and viruses. Any such damage or interruption could have a material adverse effect on our business.

Computer viruses, hackers and employee or vendor misconduct, and other external hazards, could expose our data systems to security breaches, cyber-attacks or other disruptions. In addition, we routinely transmit and receive personal, confidential and proprietary information by e-mail and other electronic means. While we attempt to develop secure transmission capabilities with third-party vendors and others with whom we do business, we may be unable to put in place secure capabilities with all of such vendors and third parties and, in addition, these third parties may not have appropriate controls in place to protect the confidentiality of the information.

Like other global companies, our computer systems are regularly subject to and will continue to be the target of computer viruses, malware or other malicious codes, unauthorized access, cyber-attacks or other computer-related penetrations. While we have experienced threats to our data and systems, to date, we are not aware that we have experienced a material breach of cyber-security. However, over time, and particularly recently, the sophistication of these threats continues to increase. Our administrative and technical controls as well as other preventative actions we take to reduce the risk of cyber incidents and protect our information may be insufficient to detect or prevent unauthorized access, other physical and electronic break-ins, cyber-attacks or other security breaches to our computer systems or those of third parties with whom we do business. In addition, new technology that could result in greater operational efficiency may further expose our computer systems to the risk of cyber-attacks.

The increased risks identified above could expose us to data loss, disruption of service, monetary and reputational damages and significant increases in compliance costs and costs to improve the security and resiliency of our computer systems. The compromise of personal, confidential or proprietary information could also subject us to legal liability or regulatory action under evolving cyber-security, data protection and privacy laws and regulations enacted by the U.S. federal and state governments or other jurisdictions or by various regulatory organizations or exchanges. As a result, our ability to conduct our business and our results of operations might be materially and adversely affected.

We have a significant amount of goodwill and intangible assets on our Consolidated Balance Sheets that are subject to impairment based upon future adverse changes in our business and the overall economic environment.

At June 26, 2016, the carrying value of goodwill and tradenames was $2,169.8 million and $2,540.9 million, respectively. We evaluate the carrying amount of goodwill and indefinite-lived intangible assets for impairment on an annual basis, in the third quarter, or more frequently if an event occurs or circumstances change that would reduce the fair value below its carrying amount. The value of goodwill and intangible assets will be derived from our business operating plans and is susceptible to an adverse change in demand, input costs, general changes in the business, or changes in the overall economic environment and could require an impairment charge in the future.

If we are unable to retain our key management personnel, our future performance may be impaired and our financial condition could suffer as a result.

Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of our executive officers could have a material adverse effect on our business, financial condition, or results of operations. We do not maintain key-man life insurance on any of our executive officers. The services of such personnel may not continue to be available to us.

We may not be able to utilize all of our net operating loss carryovers.

If there is an unfavorable adjustment from an United States Internal Revenue Service (“IRS”) examination (whether as a result of a change in law, IRS policy or otherwise) that reduces any of our NOLs, cash taxes may increase and impact our ability to pay dividends or make interest payments on our indebtedness. As of June 26, 2016, we had gross NOLs for U.S. federal income tax purposes of approximately $439.4 million subject to an annual limitation of $17.1 million. In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Our existing NOLs are subject to annual limitations under Section 382 of the Code. For further detail on our NOLs, see Note 16 “Provision for Income Taxes” to our consolidated financial statements included in Pinnacle Foods Inc.’s Annual Report on Form 10-K for the year ended December 27, 2015, and Note 15 “Provision for Income Taxes” to our consolidated financial statements included in Pinnacle Foods Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2016, each of which is incorporated by reference into this prospectus.

Maintaining, extending and expanding our reputation and brand image is essential to our business success.

Our success depends on our ability to maintain brand image for our existing products, extend our brands into new geographies and to new distribution platforms, including online, and expand our brand image with new product offerings.

We seek to maintain, extend and expand our brand image through marketing investments, including advertising and consumer promotions, and product innovation. Continuing global focus on health and wellness, including weight management, and increasing attention from the media, shareholders, consumers, activists and other stakeholders on the role of food marketing could adversely affect our brand image. It could also lead to stricter regulations and increased focus on food and snacking marketing practices. Increased legal or regulatory restrictions on our advertising, consumer promotions and marketing, or our response to those restrictions, could limit our efforts to maintain, extend and expand our brands. Moreover, adverse publicity about regulatory or legal action against us, product quality and safety, or environmental and human rights risks in our supply chain could damage our reputation and brand image, undermine our customers’ confidence and reduce demand for our products, even if the regulatory or legal action is unfounded or these matters are immaterial to our operations.

In addition, our success in maintaining, extending and expanding our brand image depends on our ability to adapt to a rapidly changing marketing and media environment, including our increasing reliance on social media and online dissemination of marketing and advertising campaigns. We are subject to a variety of legal and regulatory restrictions on how and to whom we market our products. These restrictions may limit our ability to maintain, extend and expand our brand image, particularly as social media and the communications environment continue to evolve. Negative posts or comments about us on social networking web sites (whether factual or not) or security breaches related to use of our social media and failure to respond effectively to these posts, comments or activities could seriously damage our reputation and brand image across the various regions in which we operate. In addition, we might fail to invest sufficiently in maintaining, extending and expanding our brand image. As a result, we might be required to recognize impairment charges on our intangible assets or goodwill. If we do not successfully maintain, extend and expand our reputation and brand image, then our brands, product sales, financial condition and results of operations could be materially and adversely affected.

Risks Related to the Acquisition

We may fail to realize the anticipated benefits of the Boulder Acquisition because of integration difficulties and other challenges.

We may not be able to realize the expected $30 million in synergies over the next two years, or at all. The success of the Boulder Acquisition will depend, in part, on our ability to realize these synergies and cost savings and other benefits from the Boulder Acquisition. In order to realize these anticipated benefits, however, we must successfully combine the businesses of the Company and Boulder in a manner that permits these benefits to be realized and successfully execute Boulder’s previously announced cost savings plan. If we are not able to successfully achieve these objectives, or if the costs of doing so, including the costs of SKU rationalization and continued investment in Boulder’s business, are higher than expected, the anticipated benefits of the Boulder Acquisition may not be realized fully or at all or may take longer or cost more to realize than expected.

The Company and Boulder have operated independently. The process of integrating the operations of Boulder may require a disproportionate amount of resources and management attention. Our management team may encounter unforeseen difficulties in managing the integration. Our management team will need to focus on realizing anticipated synergies and cost savings on a timely basis while maintaining the efficiency of our operations and they may encounter unforeseen difficulties in managing the integration. It is possible that the integration process could result in the loss of valuable employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures, practices and policies that could adversely impact our operations. It is also possible that we could encounter unanticipated issues or unforeseen liabilities as a result of the Boulder Acquisition or the integration of Boulder’s operations.

We will incur significant transaction and acquisition-related costs in connection with the Transactions.

We expect to incur significant non-recurring integration costs relating to the Boulder Acquisition as we integrate the business of Boulder. The substantial majority of non-recurring expenses resulting from the Transactions will be comprised of transaction and transition/integration costs related to the Boulder Acquisition. We continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in the integration of the two companies’ businesses.

Our historical combined financial information may not be representative of our results as a combined company.

The historical financial information included in this prospectus is constructed from the separate financial statements of us and Boulder for periods prior to the consummation of the Boulder Acquisition. Accordingly, the historical condensed consolidated financial information included in this prospectus may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our combined business and our future financial prospects as a combined company difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently organized or combined companies.

Risks Related to Our Indebtedness

Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to rising interest rate risk and prevent us from meeting our obligations under our indebtedness.

As of June 26, 2016, our total indebtedness was $3.2 billion. This leverage could have important consequences, including:

•	requiring a portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities or to pay dividends;

•	exposing us to the risk of rising interest rates to the extent of borrowings under our senior secured credit facility that are not hedged;

•	making it more difficult for us to make payments on our indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	subjecting us to restrictive covenants that may limit our flexibility in operating our business;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

•	placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

In the future, we may be able to incur significant additional amounts of debt, which could increase the risks associated with our leverage.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

Our senior secured credit facilities and the indentures governing the notes and our existing notes contain various covenants that limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions; and

•	engage in certain transactions with affiliates.

The senior secured credit facilities require us to maintain a net first lien leverage ratio not to exceed 5.75 to 1.00. Our ability to comply with this ratio can be affected by events beyond our control, and we cannot assure you that we will continue to comply with this ratio. Our senior secured credit facilities also contain certain customary affirmative covenants and events of default.

A breach of any of these covenants or failure to maintain or satisfy this financial ratio could result in a default under our senior secured credit facilities. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. Any such acceleration would also result in an event of default under the indentures governing the notes and our existing notes. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facilities as well as our unsecured indebtedness, including the notes.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facilities and the indentures governing the notes and our existing notes restrict our ability to dispose of assets and our use of the proceeds from the disposition. We may not be able to consummate those dispositions, and any proceeds of dispositions may not be adequate to meet any debt service obligations then due.

PFF is a holding company, and Pinnacle Foods Finance Corp. has only nominal assets and does not conduct any operations; therefore, the Issuers’ ability to repay their indebtedness, including the notes, is dependent on cash flow generated by PFF’s subsidiaries and the ability of its subsidiaries to make distributions to PFF.

PFF is a holding company with no significant operations or material assets other than the equity interests it holds in its subsidiaries. PFF conducts all of its business operations through its subsidiaries. As a result, the Issuers’ ability to pay principal and interest on their indebtedness, including the notes, is dependent on the generation of cash flow by PFF’s subsidiaries, including its subsidiaries that are not guarantors, and the ability of the subsidiaries to make such cash available to PFF, by dividend or otherwise. Pinnacle Foods Finance Corp. was formed solely to act as a co-issuer of our debt securities, has only nominal assets and does not conduct any operations.

The earnings of PFF’s subsidiaries will depend on their financial and operating performance, which will be affected by general economic, industry, financial, competitive, operating and other factors beyond our control. Each of PFF’s subsidiaries is a separate and distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of PFF’s subsidiaries, may limit PFF’s ability to obtain cash from PFF’s subsidiaries. While our senior secured credit facilities and the indentures governing the notes and our existing notes limit the ability of PFF’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to PFF, these limitations are subject to certain qualifications and exceptions. Certain payments of dividends, distributions, loans or advances to PFF by PFF’s subsidiaries could also be subject to taxes or restrictions on dividends or transfers under applicable local law in the jurisdictions in which PFF’s subsidiaries operate.

If PFF does not receive distributions from PFF’s subsidiaries, or to the extent that the earnings from, or other available assets of, PFF’s subsidiaries are insufficient, the Issuers may be unable to make required principal and interest payments on their indebtedness, including the notes.

In addition, Pinnacle Foods Inc., the Issuers’ indirect corporate parent, also guarantees the notes. Pinnacle Foods Inc., however, is a holding company whose entire operating income and cash flow is derived from the Issuers and whose only material asset is the equity interests of the direct parent of PFF. Therefore, you should not place undue reliance on Pinnacle Foods Inc.’s guarantee in evaluating whether to invest in the notes.

Your right to receive payments on the notes is effectively subordinated to debt that is secured by our and our subsidiaries’ assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facilities and each guarantor’s (other than Pinnacle Foods Inc.’s) obligations under its guarantees of the senior secured credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock and the assets of our wholly-owned U.S. subsidiaries and a portion of the stock of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests of any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests of subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of June 26, 2016, we had $2,470.1 million of secured indebtedness, substantially all of which was indebtedness under our senior secured credit facilities, and we had additional availability of approximately $122.6 million under our revolving credit facility (after giving effect to approximately $27.4 million of outstanding letters of credit), all of which would be secured if borrowed. The indenture governing the notes permits the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

Claims of noteholders are structurally subordinated to claims of creditors of all of PFF’s subsidiaries that do not guarantee the notes.

The notes are not be guaranteed by PFF’s non-U.S. subsidiaries. Accordingly, claims of holders of the notes are structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

While PFF’s existing wholly-owned domestic subsidiaries have guaranteed the notes on a senior unsecured basis, such guarantees could be rendered unenforceable for the reasons described below under “—Federal and state fraudulent transfer laws may permit a court to void or subordinate the guarantees, and, if that occurs, you may not receive any payments on the notes.” If such guarantees were rendered unenforceable, the holders of the notes would lose their direct claim against the entities holding substantially all of our operating assets. In addition, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of PFF’s subsidiaries that are not guarantors of the notes, all of such subsidiary’s creditors would be entitled to payment in full from such subsidiary’s assets before the holders of the notes would be entitled to any payment.

PFF’s existing non-U.S. operating subsidiaries are Pinnacle Foods Canada Corp. and its subsidiaries, which accounted for approximately $118.2 million and $53.4 million , or 4.5% and 3.5%, of our net sales for the twelve months ended December 27, 2015 and the six months ended June 26, 2016, respectively, and $78.3 million, or 1.2%, of our total assets as of June 26, 2016, and Boulder Brands, Inc.’s non-U.S. operating subsidiaries, which accounted for approximately $57.8 million and $29.4 million of Boulder’s net sales for the twelve months ended December 31, 2015 and the six months ended June 26, 2016, respectively, and approximately $77.5 million of Boulder’s total assets as of June 26, 2016.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

If there is any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders, the remedies sought by the holders of such indebtedness could result in us being unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities and our indentures), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facilities and the indentures governing the notes and our existing notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If such waivers were not obtained, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer. Further, we will be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. The indenture governing our existing notes contains a similar requirement to repurchase our existing notes upon a change of control. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under our senior secured credit facilities and the indenture governing our existing notes. The senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

Certain important corporate events, such as leveraged recapitalizations, might not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. Therefore, we could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes, requires us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

The lenders under our senior secured credit facilities will have the discretion to release the guarantors under our senior secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under the senior secured credit facilities remain outstanding, any guarantee of the notes (other than the guarantee by Pinnacle Foods Inc.) may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, if the guarantor is no longer a guarantor of obligations under the senior secured credit facilities or any other indebtedness. See “Description of Notes.” The lenders under the senior secured credit facilities will have the discretion to release the guarantees under the senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void or subordinate the notes or the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying, or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. In addition, each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under fraudulent conveyance laws, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. The initial purchasers have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Any decline in the ratings of our corporate credit or the ratings of the notes could adversely affect the value of the notes or impact our ability to access capital.

Any decline in the ratings of our corporate credit or the notes or any indications from the rating agencies that their ratings on our corporate credit or the notes are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, any decline in the ratings of our corporate credit or the notes could increase our cost of financing and limit our ability to refinance maturing liabilities or access the capital markets to meet liquidity needs. Credit ratings are not recommendations to purchase, hold or sell the notes.

Many of the covenants in the indenture will not apply if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture that governs the notes will not apply to us if the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. We cannot assure you that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain these ratings. Suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such action taken while the covenants were suspended would not result in an event of default under the indenture. See “Description of Notes—Certain Covenants.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown.

	Six months ended June 26, 2016	Fiscal Year ended December 27, 2015	Fiscal Year ended December 28, 2014	Fiscal Year ended December 29, 2013	Fiscal Year ended December 30, 2012	Fiscal Year ended December 25, 2011
Ratio of earnings to fixed charges	2.72x	4.59x	5.13x	2.18x	1.42x	NM	(1)

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes plus fixed charges. Fixed charges consist of (i) interest expense, including amortization of debt acquisition costs and (ii) one-third of rent expenses, which management believes to be representative of the interest factor thereon. “NM” means “not meaningful.” Our earnings for the fiscal year ended December 25, 2011 were insufficient to cover fixed charges by $24.8 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Please see “Item 6. Selected Financial Data” included in Pinnacle Foods Inc.’s Annual Report on Form 10-K for the year ended December 27, 2015, filed on February 25, 2016 and incorporated herein by reference.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding unregistered notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated by this prospectus, we will receive in exchange a like principal amount of outstanding unregistered notes, the terms of which are substantially identical to the terms of the exchange notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The outstanding unregistered notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change to our capitalization.

THE EXCHANGE OFFER

General

The Issuers hereby offer to exchange a like principal amount of exchange notes for any or all outstanding unregistered notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding unregistered notes pursuant to the exchange offer.

As of the date of this prospectus, $350.0 million aggregate principal amount of 5.875% Senior Notes due 2024 that were issued in a private offering on January 15, 2016 are outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding unregistered notes known to us on or about September 8, 2016. The Issuers’ obligation to accept outstanding unregistered notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Conditions to the Exchange Offer” below. The Issuers currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes pursuant to which we agreed to file a registration statement relating to an offer to exchange the outstanding unregistered notes for exchange notes. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective and to cause the exchange offer to be consummated within 360 days after the issue date of the outstanding unregistered notes. The exchange notes will have terms substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The outstanding unregistered notes were issued January 15, 2016.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding unregistered notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for two years or such shorter period ending when all outstanding unregistered notes or exchange notes covered by the registration statement have been sold in the manner set forth and as contemplated in the registration statement or when all notes covered by such shelf registration statement become eligible for resale, without regard to volume, manner of sale or other restrictions contained in Rule 144 promulgated under the Securities Act. These circumstances include:

•	if applicable law or interpretations of the staff of the SEC do not permit the Issuers to effect the exchange offer;

•	if for any other reason the exchange offer is not consummated within 360 days of the issue date of the applicable series of outstanding unregistered notes;

•	any initial purchaser requests in writing to the Issuers within 30 days after the consummation of the exchange offer with respect to outstanding unregistered notes that are not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer; or

•	if any holder of the outstanding unregistered notes that participates in the exchange offer does not receive exchange notes that may be sold without restriction under federal laws in exchange for its tendered outstanding unregistered notes (other than due solely to the status of such holder as an affiliate of any Issuer) and notifies the Issuers within 30 days after becoming aware of restrictions.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding unregistered notes required to be registered on a shelf registration statement.

Each holder of outstanding unregistered notes that wishes to exchange its outstanding unregistered notes for exchange notes in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•	at the time of the commencement of the exchange offer, such holder does not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	such holder is not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act or, if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes.

Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an affiliate of any Issuer as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute such securities following completion of the exchange offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. If you are an affiliate of any Issuer, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker dealers, only broker dealers that acquired the outstanding unregistered notes as a result of market making activities or other trading activities may participate in the exchange offer. Each broker dealer that receives exchange notes for its own account in exchange for outstanding unregistered notes where such outstanding unregistered notes were acquired by such broker dealer as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding unregistered notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of exchange notes in exchange for a corresponding principal amount of outstanding unregistered notes surrendered in the exchange offer.

The terms of the exchange notes will be substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The exchange notes will evidence the same debt as the outstanding unregistered notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the outstanding unregistered notes were issued. The exchange notes and the outstanding unregistered notes will constitute a single class for all purposes under the indenture governing the notes. For a description of the indenture governing the notes, please see “Description of Notes.”

On the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, the guarantors of the outstanding unregistered notes offer to issue new guarantees with respect to all exchange notes issued in the exchange offer. Throughout this prospectus, unless the context otherwise requires and whether so expressed or not, references to the “exchange offer” include the guarantors’ offer to exchange the new guarantees for the old guarantees, references to the “exchange notes” include the related new guarantees and references to the “outstanding unregistered notes” include the related old guarantees.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding unregistered notes being tendered for exchange.

As of the date of this prospectus, $350.0 million aggregate principal amount of notes that were issued in a private offering on January 15, 2016 are outstanding and unregistered. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding unregistered notes. There will be no fixed record date for determining registered holders of outstanding unregistered notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding unregistered notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding unregistered notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance of tenders to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept notes due to the failure of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender outstanding unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding unregistered notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, at the end of the day on October 5, 2016. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension in writing, followed by notification to the registered holders of the outstanding unregistered notes, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding unregistered notes (only if we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding unregistered notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding unregistered notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding unregistered notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding unregistered notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding unregistered notes, violates any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding unregistered notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering Outstanding Unregistered Notes”; and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding unregistered notes by notice, by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of such extension to their holders. During any such extensions, all outstanding unregistered notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding unregistered notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding unregistered notes not previously accepted for exchange upon the occurrence of any of the conditions to the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding unregistered notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Approvals

Other than the registration of the notes under the Securities Act and the qualification of the Trustee and the indenture governing the notes under the Trust Indenture Act, there are no federal or state regulatory requirements that must be complied with prior to the commencement of the exchange offer.

Procedures for Tendering Outstanding Unregistered Notes

Only a holder of outstanding unregistered notes may tender its outstanding unregistered notes in the exchange offer. To tender outstanding unregistered notes in the exchange offer, a holder must comply with either of the following:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s ATOP procedures described below.

In addition, prior to the expiration date, either:

•	the exchange agent must receive outstanding unregistered notes along with the letter of transmittal; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding unregistered notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted “agent’s message,” as defined below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding unregistered notes, letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding unregistered notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

If you are a beneficial owner whose outstanding unregistered notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding unregistered notes on your behalf. If you are a beneficial owner and you wish to tender your outstanding unregistered notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding unregistered notes, either make appropriate arrangements to register ownership of the outstanding unregistered notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding unregistered notes.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the outstanding unregistered notes surrendered for exchange are being or were tendered:

•	by a registered holder of the outstanding unregistered notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each such entity, an “eligible institution”).

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding unregistered notes listed on the outstanding unregistered notes, such outstanding unregistered notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding unregistered notes, and an eligible institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their tender of outstanding unregistered notes in the exchange offer by causing DTC to transfer their outstanding unregistered notes into the exchange agent’s DTC account in accordance with DTC’s electronic ATOP procedures for such transfer, as set forth below under the caption —“Book-Entry Delivery Procedures”.

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding unregistered notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding unregistered notes or a timely book-entry confirmation of such outstanding unregistered notes into the exchange agent’s account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding unregistered notes pursuant to the exchange offer, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes.

The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding unregistered notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding unregistered notes not properly tendered or to not accept any particular outstanding unregistered notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any tender of any particular outstanding unregistered notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding unregistered notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding unregistered notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding unregistered notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding unregistered notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of the outstanding unregistered notes by causing DTC to transfer those outstanding unregistered notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for such transfer. To be timely, book-entry delivery of outstanding unregistered notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding unregistered notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth below under the caption “—Exchange Agent” prior to the expiration date to receive exchange notes for tendered outstanding unregistered notes, or the guaranteed delivery procedure described below must be complied with. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation of the electronic tender, that states that DTC has received an express acknowledgment from a participant in its ATOP that is tendering outstanding unregistered notes that are the subject of the book-entry confirmation that:

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Tender will not be deemed made until such documents or an agent’s message are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding unregistered notes but your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes to the exchange agent or comply with the applicable procedures under DTC’s ATOP prior to the expiration date, you may still tender if:

•	the tender is made through an “eligible institution”;

•	prior to the expiration date, the exchange agent receives from such eligible institution either: (i) a properly completed and duly executed letter of transmittal, or facsimile thereof, and notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery that (a) sets forth your name and address, the certificate number(s) of such outstanding unregistered notes and the principal amount of outstanding unregistered notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery; and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the outstanding unregistered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificate(s) representing all tendered outstanding unregistered notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding unregistered notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you did not receive one and you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding unregistered notes at any time prior to 12:00 a.m. midnight, New York City time, at the end of the day on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal; or

•	you must comply with the appropriate procedures of DTC’s ATOP system;

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding unregistered notes to be withdrawn;

•	identify the outstanding unregistered notes to be withdrawn, including the certificate numbers and principal amount of the outstanding unregistered notes to be withdrawn; and

•	where certificates for outstanding unregistered notes have been transmitted, specify the name in which such outstanding unregistered notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding unregistered notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

If outstanding unregistered notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding unregistered notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding unregistered notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding unregistered notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Unregistered Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance with respect to tendering procedures, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Deliver To:
Wilmington Trust, National Association
Global Capital Markets
1100 North Market Street
Wilmington, DE 19890
Attention: Workflow Management- 5th Floor
Other Inquiries: DTC2@wilmingtontrust.com

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent’s fees for its services and its reasonable out-of-pocket expenses (including reasonable attorney fees). We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding unregistered notes and for handling or tendering for such clients.

We have not retained any dealer manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding unregistered notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding unregistered notes tendered;

•	tendered outstanding unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding unregistered notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding unregistered notes for exchange notes pursuant to the exchange offer, your outstanding unregistered notes will remain subject to the restrictions on transfer of such outstanding unregistered notes as set forth in the legend printed on the outstanding unregistered notes as a consequence of the issuance of the outstanding unregistered notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act.

In general, you may not offer or sell your outstanding unregistered notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding unregistered notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding unregistered notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding unregistered notes.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries, (2) the term “Company” refers only to Pinnacle Foods Finance LLC (and its successors in interest) and not to any of its Subsidiaries, (3) the term “Finance Co.” refers only to Pinnacle Foods Finance Corporation (and its successors in interest) and not to any of its Subsidiaries, (4) the term “Issuers” refers only to the Company and Finance Co. and not to any of their Subsidiaries and (5) the term “Holdings” refers only to Pinnacle Foods Inc. (and its successors in interest), an indirect parent of the Company, and not to any of its Subsidiaries.

The Issuers issued the outstanding unregistered notes, and will issue the exchange notes, under an indenture dated as of the Issue Date (the “Indenture”) among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). Any outstanding unregistered notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in such exchange offer, will be treated as a single class of securities under the Indenture. The outstanding unregistered notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. Unless the context otherwise requires, references in this “Description of Notes” to the “Notes” include the outstanding unregistered notes and the exchange notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under “Available Information.”

Brief Description of Notes

The Notes:

•	are unsecured senior obligations of the Issuers;

•	are pari passu in right of payment with all existing and future Senior Indebtedness of the Issuers (including borrowings under the Existing Credit Facilities);

•	are effectively subordinated to all Secured Indebtedness of the Issuers (including borrowings under the Existing Credit Facilities) to the extent of the value of the assets securing that Indebtedness;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuers;

•	are guaranteed on a senior unsecured basis by Holdings and each Restricted Subsidiary of the Company (other than Finance Co.) that guarantees the Senior Credit Facilities; and

•	are structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of Subsidiaries of Holdings (other than the Issuers) that are not Guarantors.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by having executed the Indenture.

Holdings and each of the Issuers’ Restricted Subsidiaries (other than as detailed below) guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor and is pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, is effectively subordinated to all Secured Indebtedness of each such entity to the extent of the value of the assets securing that Indebtedness and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of Holdings (other than the Issuers) that do not Guarantee the Notes.

Not all of Holdings’ Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers, Holdings or any other Guarantor. None of our Foreign Subsidiaries, non-Wholly Owned Subsidiaries or Receivables Subsidiaries (subject to certain limited exceptions) guarantee the Notes. The Subsidiaries of the Company that do not guarantee the Notes accounted for approximately $118.2 million and $82.8, or 4.5% and 5.5%, of our net sales for the fiscal year ended December 27, 2015 and the six months ended June 26, 2016, respectively, and $155.8 million, or 2.4%, of our total assets as of June 26, 2016.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void or subordinate the notes or the guarantees, and, if that occurs, you may not receive any payments on the notes.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of the Indenture (except that this clause (1)(a) shall not apply to Holdings);

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except (i) a discharge or release by or as a result of payment under such guarantee and (ii) that this clause (1)(b) shall not apply to Holdings;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Holding Company Structure

Holdings and the Company are holding companies for their Subsidiaries, with no material operations of their own and only limited assets. Accordingly, Holdings and the Company are dependent upon the distribution of the earnings of their Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service their debt obligations. Finance Co. is a Wholly-Owned Subsidiary of the Company that has been created to be a co-issuer of the Existing Notes and the Notes. Finance Co. does not own, and is not expected to own, any significant assets.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee rank pari passu in right of payment to all Senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Existing Credit Facilities. However, the Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuers’ and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness. As of June 26, 2016, we had $2,470.1 million of Secured Indebtedness outstanding. As of June 26, 2016, we had an additional $122.6 million of unused borrowing capacity available under the revolving portion of the Existing Credit Facilities (after giving effect to approximately $27.4 million of outstanding letters of credit), all of which would be secured if borrowed, and the option to raise incremental credit facilities under our Existing Credit Facilities, subject to certain limitations.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuers maintain one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Company maintains one or more registrars and a transfer agent. The initial registrar and transfer agent for the Notes is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and the transfer agent will make payments on and facilitate transfer of Notes on behalf of the Issuers.

The Issuers may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of such Note for all purposes.

Principal, Maturity and Interest

The Issuers issued Notes with an aggregate principal amount of $350 million. The Notes will mature on January 15, 2024. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, the Issuers may issue additional Notes under the Indenture from time to time (“Additional Senior Notes”). The Notes offered by the Issuers and any Additional Senior Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the Additional Senior Notes are fungible with the Notes for U.S. federal income tax purposes, the Additional Senior Notes will have a separate CUSIP (or other identifying information). Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Senior Notes that are actually issued.

Interest on the Notes accrues at the rate of 5.875 % per annum and is payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 2016, to the Holders of Notes of record on the immediately preceding January 1 and July 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no such payment has been made, January 15, 2016. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the outstanding unregistered notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest payable with respect to the outstanding unregistered notes pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency is the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” The Issuers and their Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuers are not entitled to redeem the Notes at their option prior to January 15, 2019.

At any time prior to January 15, 2019, the Issuers may redeem all or a part of the Notes, upon notice as described under “Repurchase at the Option of Holders—Selection and Notice”, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after January 15, 2019, the Issuers may redeem the Notes, in whole or in part, upon notice as described under “Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices

(expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on January 15 of each of the years indicated below:

Year	Percentage
2019	104.406%
2020	102.938%
2021	101.469%
2022 and thereafter	100.000%

In addition, until January 15, 2019, the Issuers may, at their option, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued by them at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Notes, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are contributed to the Company; provided that (i) at least 50% of the aggregate principal amount of Notes originally issued under the Indenture (including Additional Senior Notes) remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Any notice of any optional redemption may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of an Equity Offering or other corporate transaction. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. So long as any Notes are listed on an exchange, and to the extent required by such exchange, the Issuers will notify such exchange of any such notice of redemption. In addition, the Issuers will notify the exchange of the principal amount of Notes outstanding following any partial redemption of such Notes.

If the Issuers redeem less than all of the outstanding Notes, the Trustee shall select the Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

The Issuers and their Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuers have, prior to or concurrently with the time the Issuers are required to make a Change of Control Offer (as defined below), delivered electronically or mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption” or “Satisfaction and Discharge,” the Issuers will offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and

Additional Interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased;

(7) that Holders whose Notes will only be purchased in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Existing Credit Facilities provide, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may provide, that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Existing Credit Facilities, we could seek a waiver of such default or seek to refinance our Existing Credit Facilities. In the event we do not obtain such a waiver or refinance the Existing Credit Facilities, such default could result in amounts outstanding under our Existing Credit Facilities being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as reflected on the Company’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(b) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently repay or reduce:

(a) Obligations under a Credit Facility to the extent such Obligations were incurred under paragraph (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and to correspondingly reduce any outstanding commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under the Notes or any other Senior Indebtedness (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable), provided that if the Company or any Restricted Subsidiary shall so repay any such other

Senior Indebtedness, the Issuers will either reduce Obligations under the Notes on a pro rata basis by, at their option, (A) redeeming Notes as described under “Optional Redemption,” (B) purchasing Notes through open-market purchases at a price equal to or higher than 100% of the principal amount thereof in a manner that complies with the Indenture and applicable securities law, or (C) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, thereon up to the principal amount of Notes to be repurchased; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary, such Investment is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties, (c) capital expenditures or (d) acquisitions of other assets, that, in each of clauses (a), (b), (c) and (d), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that ranks pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $25.0 million or less.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with an Asset Sale Offer and the Issuers purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Asset Sale Offer described above, to purchase all Notes that remain outstanding following such purchase at an offer price in cash equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate amount payable in respect of Notes or the Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuers shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis to the extent practicable or otherwise in accordance with the procedures of the DTC based on the accreted value or principal amount of the Notes and such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuers are redeeming less than all of the Notes issued by them at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate, or (c) by lot or such other similar method in accordance with the procedures of the DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 15 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed or delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to an optional redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption, subject to the satisfaction of any conditions to an optional redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. If on any date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) the covenants specifically listed under the following captions in this “Description of Notes” will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the Option of Holders”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7)	“—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the holders of Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

During any Suspension Period, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, however, that the Company or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) the Company or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to “—Liens” below without equally and ratably securing the Notes pursuant to the covenant described under such covenant; and (ii) the consideration received by the Company or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “—Repurchase at the Option of Holders—Asset Sales” above; provided, further, that the provisions of this paragraph shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of the second paragraph of “—Transactions with Affiliates”; and (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” shall be deemed to be permitted pursuant to clause (a) of the second paragraph of “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.” In addition, for purposes of clause (3) of the first paragraph under “—Limitation on Restricted Payments”, all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments the Company or any of its Restricted Subsidiaries is permitted to make pursuant to such clause (3).

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

The Trustee shall have no duty to monitor the rating of the Notes or notify Holders of the occurrence of a Covenant Suspension Event or a Reversion Date.

Financial Calculations for Limited Condition Acquisitions

When calculating the availability under any basket or ratio under the Indenture, in each case in connection with a Limited Condition Acquisition, the date of calculation of such basket or ratio and determination as to whether any Default or Event of Default shall have occurred and be continuing may, at the option of the Issuers, be the date the definitive agreements for such Limited Condition Acquisition are entered into and, if the Issuers so elect, such baskets or ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any availability, subsequent to the consummation of such Limited Condition Acquisition, of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in EBITDA or Total Assets of the Issuers or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such baskets or ratios need not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, however, that if the Issuers elect to have such calculation and determination occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered into for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clause (7) or (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto contained in any of clauses (I) through (IV)) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after April 2, 2007 (including Restricted Payments permitted by clause (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) or (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning January 1, 2007, to the end of the Company’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after April 2, 2007 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of the Company, excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after April 2, 2007 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (6) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following April 2, 2007 (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), (ii) contributions from a Restricted Subsidiary and (iii) any Excluded Contributions; plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after April 2, 2007; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after April 2, 2007; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after April 2, 2007, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $25.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

As of June 26, 2016, the amount available for Restricted Payments pursuant to this clause (3) was approximately $878 million. This amount accounts for approximately $263 million relating to the equity investment in connection with the Birds Eye Acquisition and $627 million relating to net proceeds from the initial public offering of common stock of Holdings, which may be used either to make Restricted Payments or to incur Indebtedness pursuant to clause (12)(a) of the second paragraph of the covenant entitled Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock and any Excluded Contributions) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or any Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $30.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $40.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount equal to:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after April 2, 2007, to the extent the cash proceeds from the sale of such Equity Interests are not Excluded Contributions and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after April 2, 2007; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted

Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after April 2, 2007;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after April 2, 2007, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided , however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $30.0 million and 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after April 2, 2007, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed 2.0% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made in connection with the Boulder Transactions and the fees and expenses related thereto or made to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of the Company to fund such payment), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any direct or indirect parent companies in amounts required for any such direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain its organizational existence;

(b) so long as the Company is treated as a pass-through entity of which such direct or indirect parent is owner, member or a partner (directly or through entities that are pass-through entities), or is a member of a consolidated or combined group that includes such direct or indirect parent, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and such Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company and such Subsidiaries (to the extent described above) members of a consolidated or combined group of which the Company was the common parent; provided that any such distribution relating to any Unrestricted Subsidiaries shall be limited to the amount received from such Unrestricted Subsidiaries;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company, including those relating to being a public company, to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent entity;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); and

(17) the making of any Restricted Payment if, at the time of the making of such payments and after giving effect thereto (including, without limitation, to the Incurrence of any Indebtedness to finance such payments), the Consolidated Total Debt Ratio would not exceed 3.50 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (17) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (17) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (17) and such first paragraph in a manner that complies with this covenant.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness), and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $3,030.0 million outstanding at any one time;

(2) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantees) and the exchange notes and related guarantees to be issued in exchange for the Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Notes);

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4), not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created or incurred within 270 days thereafter;

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of

Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not Finance Co. or a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor or Finance Co. incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes, in the case of Finance Co., or the Guarantee of the Notes, in the case of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary equal to 200% of the net cash proceeds received by the Company since immediately after April 2, 2007 from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of an Excluded Contribution or from the issue or sale of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (x) $200.0 million and (y) 5.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated to or pari passu with the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Finance Co. or a Guarantor;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(19) Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(20) Indebtedness of Foreign Subsidiaries of the Company incurred not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (20), $50.0 million (it being understood that any Indebtedness incurred pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (20));

(21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(22) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(23) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms on a recourse basis; and

(24) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness outstanding under the Existing Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Any Indebtedness incurred to refinance Indebtedness incurred pursuant to clause (1) or 12(b) above shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that neither Issuer will, and the Company will not permit any Guarantor (other than Holdings) to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of such Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of such Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuers will not, and the Company will not permit any Guarantor (other than Holdings) to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuers or any Guarantor (other than Holdings), or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes (or the applicable Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event of the Lien relating to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes pursuant to one or more supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Company and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Company under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reorganizing the Company in the United States and any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Guarantors

Subject to certain provisions described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor (except for Holdings) will, and the Company will not permit any Guarantor (other than Holdings) to, consolidate or merge with or into or wind up into (whether or not the Guarantor is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to one or more supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or either Issuer, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor. For the avoidance of doubt, the foregoing limitations shall not apply to Holdings.

Finance Co.

Finance Co. may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not Finance Co. is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Co.’s properties or assets, in one or more related transactions, to any Person unless:

(1)(a) concurrently therewith, a corporate Wholly-Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of Finance Co. under the Notes, pursuant to one or more supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee, and the Registration Rights Agreement if the exchange offer contemplated therein has not been consummated or if the Issuers continue to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement; or

(b) after giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3) Finance Co. shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) [RESERVED];

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole;

(8) [RESERVED];

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms not materially less favorable than those that would have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) [RESERVED];

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith;

(14) [RESERVED];

(15) payments to any future, current or former employee, director, officer, manager or consultant of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by the Company in good faith;

(16) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(17) payments by the Company (and any direct or indirect parent company of the Company) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any direct or indirect parent company of the Company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Company;

(18) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, in the ordinary course of business; and

(19) intellectual property licenses in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such non-Guarantor Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing Credit Facilities and the related documentation and Hedging Obligations;

(b) the Indenture and the Notes or the Existing Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, designated or assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(1) any encumbrances or restrictions of the type referred to in clause (1), (2) or (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries, or any non-Wholly Owned Subsidiary that is a Restricted Subsidiary if such non-Wholly Owned Subsidiary guarantees other capital market debt securities of either Issuer or any Guarantor, other than Finance Co. or a Guarantor, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) of either Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, and if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee, provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the issue date of the Notes,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, or any successor or comparable form, containing the information required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Section 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as Holdings or any other direct or indirect parent company of the Company is a Guarantor, the Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the material differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Holdings, an indirect parent of the Company, is a Guarantor of the Notes. We currently satisfy our reporting obligations under this covenant by filing reports that Holdings is required to file pursuant to Section 13 of the Exchange Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until at least 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by either Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $25.0 million or more at any one time outstanding;

(5) failure by any Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to any Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee will give notice to Holders of any Defaults actually known to the Trustee within 90 days of the occurrence of such Default. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the best interests of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties and rights of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within 20 Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default, and what action the Issuers are taking or propose to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator or stockholder of any Issuer or any Guarantor (other than the Issuers and the Guarantors) or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of any Issuer or any Guarantor or others; and

(8) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes (other than the rights of the Trustee and the Issuers’ obligations with respect thereto), when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and any Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture and any indenture governing any other indebtedness being simultaneously discharged) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(c) the Issuers have paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon any Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of any Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur

(which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at January 15, 2019 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through January 15, 2019 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the principal amount of such Note;

in each case, calculated by the Issuers (or their designee).

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(1) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after April 2, 2007, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(o) any sale to the Industrial Development Board of the City of Jackson, Tennessee in connection with a Sale and Lease-Back Transaction that does not result in the recognition of the sale or the asset transfer in accordance with GAAP, or any similar transaction.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“Blackstone Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the $625.0 million in aggregate principal amount of the Issuers’ 9 1/4% Senior Notes due 2015 (consisting of $325.0 million aggregate principal amount issued on April 2, 2007 and $300.0 million additional aggregate principal amount issued on December 23, 2009) in connection therewith, the issuance of the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on April 2, 2007 and the refinancing of debt in existence on April 2, 2007, including the tender offer and consent solicitation of the 8.25% Senior Subordinated Notes due 2013 issued by Pinnacle Foods Group, Inc.

“Boulder Transactions” means the tractions contemplated by the Agreement and Plan of Merger, dated as of November 24, 2015 (the “Merger Agreement”), among Pinnacle Foods Inc., Slope Acquisition Inc. and Boulder Brands, Inc. (“Boulder”), including (1) the issuance and sale of the Notes, (2) the incurrence of indebtedness under a new incremental term loan (the “Tranche I Term Loan”), incurred under the Existing Credit Facilities, (3) the use of the net proceeds from the offering of the Notes, along with proceeds from borrowings under the Tranche I Term Loan and cash on hand, to finance the consideration payable in connection with the acquisition of Boulder pursuant to the Merger Agreement (the “Boulder Acquisition”) repay outstanding indebtedness under Boulder’s existing credit facilities and pay transaction costs and (4) the consummation of the Boulder Acquisition.

“board of directors” means with respect to a corporation, the board of directors of the corporation, and with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of any Person or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization (as described in clause (ii) below) (i) that were not included on the consolidated balance sheet of such Person as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) euro, or any national currency of any participating member state of the EMU; and local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by a Person with a rating of “A” or higher by S&P or “A2” or higher by Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA—(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder in connection with which any Person other than one or more Permitted Holders is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such transferee Person is a

Subsidiary of a parent company, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such transferee Person unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in the calculation of any Voting Stock of which any such Person is the beneficial owner; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of direct or indirect parent company of the Company; provided that (x) so long as the Company is a Subsidiary of a parent company, no Person shall be deemed to be or become a beneficial owner of 50% or more of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of 50% or more of the total voting power of the Voting Stock of such parent company and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in calculating the Voting Stock of which any such Person is the beneficial owner.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) the accretion or any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Boulder Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility and (z) any accretion or accrued interest of discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Blackstone Transactions to the extent incurred on or prior to April 1, 2008), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets and in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Blackstone Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Blackstone Transactions, shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to April 2, 2007 and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months after April 2, 2007 that are so required to be established as a result of the Blackstone Transactions in accordance with GAAP shall be excluded, and

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from (i) business interruption insurance (or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days)) and (ii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date of determination, less the aggregate amount of cash and Cash Equivalents held by the Company and its Restricted Subsidiaries at such date, to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date of determination, less the aggregate amount of cash and Cash Equivalents held by the Company and its Restricted Subsidiaries at such date, to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants-Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (z) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Existing Senior Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, the Existing Senior Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after April 2, 2007 and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) paid by the Company or its Affiliates to investors in the Company or its Affiliates prior to the Issue Date and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of loss or discount on sale of Receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(j) any net loss from disposed or discontinued operations;

(k) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; and

(2) decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) any net income from disposed or discontinued operations;

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Credit Facilities” means the Credit Facilities under the Second Amended and Restated Credit Agreement dated as of April 29, 2013 by and among the Company, Peak Finance Holdings LLC, the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Barclays Bank, PLC, as administrative agent, collateral agent and swing line lender, as amended by the First Amendment thereto, dated as of October 1, 2013, and as further amended by the Second Amendment thereto, dated as of the Issue Date, including any guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Existing Senior Notes” means the $350.0 million in aggregate principal amount of the Issuers’ 4.875% Senior Notes due 2021 issued on April 29, 2013.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made by the board of directors of the Company in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations, including the Blackstone Transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Boulder Transactions) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuers as set forth in an Officer’s Certificate, to reflect all adjustments included in the calculation of Covenant Compliance EBITDA as set forth in footnote 4 to the “Selected Historical Consolidated Financial Information” incorporated by reference in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charge Coverage Test” has the meaning set forth in clause (2) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on April 2, 2007.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture.

“Guarantor” means Holdings and each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” has the meaning set forth in the first paragraph under “General.”

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d) representing any Hedging Obligations; or

(e) during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent company of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, but only to the extent of the lesser of the fair market value of the assets subject to such Lien and the amount of the obligation so secured;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means January 15, 2016, the date of original issuance of the Notes under the Indenture.

“Issuers” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Issuers or one or more of their Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Issuer.

“Officer’s Certificate” means a certificate signed on behalf of any Issuer by an Officer of any Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of each of the Issuers, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means (i) members of management of the Company (or its direct or indirect parent companies) on the Issue Date who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; and (ii) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on April 2, 2007;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof; and

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (1), (2), (4), (12) or (20) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (20) extend only to assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations; provided, in the case of Hedging Obligations with respect to Indebtedness, that the related Indebtedness is permitted under the Indenture to be secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (other than with respect to clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), (7), (8), (9), (10), (11) and (28) of this definition of “Permitted Liens”; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (28) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations that do not exceed $30.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(27) during a Suspension Period only, Liens securing Indebtedness, (including Indebtedness represented by Sale and Leaseback Transactions) in an amount (not including Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Notes) not to exceed 15% of Total Assets at any one time outstanding; and

(28) Liens securing Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 5.0 to 1.0.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means any direct or indirect parent of the Company formed not in connection with, or in contemplation of, a transaction that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages in, one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated as of January 15, 2016, among the Issuers, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement dated as of April 2, 2007 by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Barclays Bank PLC, as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof (including the Existing Credit Facilities) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of any Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Senior Notes or Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of any Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of their Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Notes” means the $250.0 million in aggregate principal amount of the Issuers’ 10 5⁄8% senior subordinated notes due 2017 issued on April 2, 2007 and any Additional Senior Subordinated Notes, as defined in “Description of Senior Subordinated Notes—Principal, Maturity and Interest” section of the offering memorandum dated March 31, 2007 relating to a portion of the Existing Senior Notes and the Senior Subordinated Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of February 10, 2007, among Crunch Holding Corp., Peak Holdings LLC, Peak Acquisition Corp. and Peak Finance LLC.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available three Business Days prior to the date the applicable notice of redemption is given (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to January 15, 2019.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by any Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes issued in exchange for outstanding unregistered notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the “global notes”).

Upon issuance, the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indentures. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indentures.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we, the Exchange Agent nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indentures should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding unregistered note exchanged therefor, and the basis of the exchange note will be the same as the basis of the outstanding unregistered note immediately before the exchange.

Persons considering the exchange of outstanding unregistered notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences of the exchange in light of their particular situations as well as any non-United States federal income tax consequences of the exchange, such as United States federal estate, state, local and foreign tax consequences.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding unregistered notes where the outstanding unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 90 days (or a longer period if extended by us), we will use our reasonable best efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding unregistered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and related guarantees offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Perkins Coie LLP addressed certain matters relating to Washington law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Pinnacle Foods Inc. incorporated in this prospectus by reference from Pinnacle Foods Inc.’s Annual Report on Form 10-K for the year ended December 27, 2015, and the effectiveness of Pinnacle Foods Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.

The consolidated financial statements of Boulder Brands, Inc. included in this prospectus have been audited by Ernst & Young, LLP, an independent registered public accounting firm, and by EKS&H LLLP, an independent registered public accounting firm, as stated in their reports, which are included herein.

On January 15, 2016, Pinnacle Foods Inc. completed the acquisition of Boulder Brands, Inc. Boulder Brands, Inc. and certain of its subsidiaries guarantee Pinnacle Foods Finance LLC’s and Pinnacle Foods Finance Corp.’s (each wholly owned subsidiaries of Pinnacle Foods Inc.) 5.875% Senior Notes due 2024, which are being registered under this registration statement. As such, Boulder Brands, Inc. and certain of its subsidiaries are considered to be recently acquired subsidiary guarantors under Rule 3-10(g) of Regulation S-X of the Securities and Exchange Commission’s rules and regulations (“Rule 3-10(g)”). Accordingly, these consolidated financial statements of Boulder Brands, Inc. are included in this registration statement to satisfy Pinnacle Foods Finance LLC’s and Pinnacle Foods Finance Corp.’s requirements under Rule 3-10(g) for the fiscal year ended December 27, 2015.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Boulder Brands, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Boulder Brands, Inc. and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), cash flows and changes in stockholders’ equity for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boulder Brands, Inc. and Subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP

Iselin, New Jersey

March 4, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Boulder Brands Inc. and Subsidiaries

Boulder, Colorado

We have audited the consolidated statement of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2013 of Boulder Brands Inc. and Subsidiaries (the “Company”). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Boulder Brands Inc. and Subsidiaries’ operations, changes in stockholders’ equity, and their cash flows for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H, LLLP

February 27, 2014 (except as to Note 17,

which is dated March 4, 2016)

Boulder, Colorado

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash	$46,959	$31,660
Accounts receivable, net of allowance of: $665 (2015) and $1,362 (2014)	38,767	40,065
Accounts receivable—other	7,069	4,709
Inventories	58,259	52,888
Prepaid taxes	6,256	6,985
Prepaid expenses and other assets	4,990	3,844
Deferred tax asset	14,603	6,721

Total current assets	176,903	146,872

Property and equipment, net	59,713	53,151

Other assets:
Goodwill	229,225	233,592
Intangible assets, net	178,360	191,400
Deferred costs, net	6,114	7,830
Investments, at cost	9,751	11,751
Other assets	1,636	1,996

Total other assets	425,086	446,569

Total assets	$661,702	$646,592

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$56,650	$53,774
Current portion of long-term debt	1,154	4,101

Total current liabilities	57,804	57,875

Long-term debt	287,574	301,113
Deferred tax liability	52,122	41,536
Other liabilities	5,874	4,909

Total liabilities	403,374	405,433

Commitment and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders’ equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 68,858,353 and 64,876,335 issued in 2015 and 2014, respectively, and 65,167,690 and 61,185,672 outstanding in 2015 and 2014, respectively	6	6
Additional paid in capital	605,944	574,721
Accumulated deficit	(320,660)	(313,414)
Accumulated other comprehensive loss	(12,223)	(5,837)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)

Total Boulder Brands, Inc. and Subsidiaries stockholders’ equity	257,472	239,881
Noncontrolling interest	856	1,278

Total equity	258,328	241,159

Total liabilities and equity	$661,702	$646,592

See accompanying notes to the consolidated financial statements

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Years Ended December 31,
	2015	2014	2013
Net sales	$507,032	$516,631	$461,338
Cost of goods sold	326,287	325,479	269,291

Gross profit	180,745	191,152	192,047

Operating expenses:
Marketing	24,928	22,611	30,295
Selling	45,649	44,674	35,988
General and administrative	95,756	84,980	75,059
Restructuring, acquisition and integration-related costs	8,159	4,351	5,824
Goodwill and tradename impairment	2,696	150,507	—

Total operating expenses	177,188	307,123	147,166

Operating income (loss)	3,557	(115,971)	44,881

Other income (expense), net:
Interest expense, net of interest income	(16,524)	(18,131)	(24,493)
Other income (expense), net	3,753	(805)	(1,351)

Total other (expense), net	(12,771)	(18,936)	(25,844)

Income (loss) before income taxes	(9,214)	(134,907)	19,037
Provision (benefit) for income taxes	(2,115)	(7,637)	8,750

Net income (loss)	(7,099)	(127,270)	10,287
Less: Net (income) loss attributable to noncontrolling interest	(147)	194	139

Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$(7,246)	$(127,076)	$10,426

Earnings (loss) per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders:
Basic	$(0.12)	$(2.09)	$0.17

Diluted	$(0.12)	$(2.09)	$0.17

Weighted average shares outstanding:
Basic	61,736,276	60,890,622	59,643,102

Diluted	61,736,276	60,890,622	62,871,488

Net income (loss)	$(7,099)	$(127,270)	$10,287

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(5,984)	(2,603)	(2,605)
Cash flow hedges	(402)	—	—

Other comprehensive loss	(6,386)	(2,603)	(2,605)

Comprehensive income (loss)	(13,485)	(129,873)	7,682
Less: Comprehensive (income) loss attributable to noncontrolling interest	(147)	194	139

Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$(13,632)	$(129,679)	$7,821

See accompanying notes to the consolidated financial statements

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities
Net (loss) income	$(7,099)	$(127,270)	$10,287
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of intangibles	21,142	22,302	18,815
Amortization and write-off of deferred financing costs	2,084	1,912	8,027
Deferred income taxes	(1,607)	(12,674)	3,681
Excess tax deficiency (benefit) from stock-based payment arrangements	233	(4,706)	(3,782)
Stock-based compensation	10,464	9,381	9,062
Asset write-offs	—	584	2,395
Loss on disposal of property and equipment	251	192	363
Impairment loss	2,696	150,507	—
Gain on sale of investment	(4,691)	—	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(188)	4,910	(13,047)
Inventories	(6,436)	(17,450)	(5,692)
Prepaid expenses and other assets	(1,714)	(2,986)	583
Prepaid taxes	497	4,807	(111)
Accounts payable and accrued expenses	5,236	(10,380)	3,003

Net cash provided by operating activities	20,868	19,129	33,584

Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	—	(804)	(54,997)
Purchase of investments	(1,000)	(3,000)	(8,751)
Loan to investee	(1,000)	—	—
Proceeds from sale of investment	7,691	—	—
Purchase of property and equipment	(17,490)	(11,767)	(24,079)
Proceeds from disposal of property and equipment	37	28	109
Patent/trademark defense costs	(362)	(837)	(1,895)

Net cash used in investing activities	(12,124)	(16,380)	(89,613)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	26,932	302,474
Repayment of debt	(18,219)	(19,604)	(240,729)
Payments for loan costs	—	(1,442)	(4,241)
Purchase of noncontrolling interest	—	(280)	—
Contributions from noncontrolling interest	200	300	899
Distribution to noncontrolling interest	(769)	—	—
Shares withheld for payment of employee payroll taxes	(474)	(2,637)	(3,501)
Proceeds from exercise of stock options	26,181	4,269	2,586
Excess tax (deficiency) benefit from stock-based payment arrangements	(233)	4,706	3,782

Net cash provided by financing activities	6,686	12,244	61,270

Effects of exchange rate changes on cash	(131)	(65)	(18)

Net increase in cash	15,299	14,928	5,223
Cash—Beginning of year	31,660	16,732	11,509

Cash—End of year	$46,959	$31,660	$16,732

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$546	$212	$5,412

Interest	$14,590	$14,358	$12,681

See accompanying notes to the consolidated financial statements

BOULDER BRANDS, INC. AND SUBSIDIARIES

Statement of Changes in Stockholders’ Equity

(in thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Non- Controlling Interest	Total Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2012	59,503,966	$6	3,690,663	$(15,595)	$548,470	$(196,764)	$(629)	$—	$335,488
Stock compensation expense	—	—	—	—	9,062	—	—	—	9,062
Taxes paid on stock option exercise	—	—	—	—	(3,501)	—	—	—	(3,501)
Excess tax benefit from stock-based compensation	—	—	—	—	3,503	—	—	—	3,503
Stock option/RSU vesting	719,010	—	—	—	2,586	—	—	—	2,586
Noncontrolling interest in acquisition	—	—	—	—	—	—	—	600	600
Contribution from noncontrolling interest	—	—	—	—	—	—	—	899	899
Foreign currency translation adjustment	—	—	—	—	—	—	(2,605)	—	(2,605)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	(139)	(139)
Net income attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	—	—	—	—	—	10,426	—	—	10,426

Balance at December 31, 2013	60,222,976	6	3,690,663	(15,595)	560,120	(186,338)	(3,234)	1,360	$356,319
Stock compensation expense	—	—	—	—	9,381	—	—	—	9,381
Taxes paid on stock option exercise	—	—	—	—	(2,637)	—	—	—	(2,637)
Excess tax benefit from stock-based compensation	—	—	—	—	3,680	—	—	—	3,680
Stock option/RSU vesting	962,696	—	—	—	4,269	—	—	—	4,269
Purchase of noncontrolling interest	—	—	—	—	(92)	—	—	(188)	(280)
Contribution from noncontrolling interest	—	—	—	—	—	—	—	300	300
Foreign currency translation adjustment	—	—	—	—	—	—	(2,603)	—	(2,603)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	(194)	(194)
Net loss attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	—	$—	—	—	$—	(127,076)	$—	$—	(127,076)

Balance at December 31, 2014	61,185,672	6	3,690,663	(15,595)	574,721	(313,414)	(5,837)	1,278	241,159
Stock compensation expense	—	—	—	—	10,464	—	—	—	10,464
Taxes paid on stock option exercise	—	—	—	—	(474)	—	—	—	(474)
Excess tax benefit from stock-based compensation	—	—	—	—	(4,948)	—	—	—	(4,948)
Stock option/RSU vesting	3,982,018	—	—	—	26,181	—	—	—	26,181
Distribution to noncontrolling interest	—	—	—	—	—	—	—	(769)	(769)
Contribution from noncontrolling interest	—	—	—	—	—	—	—	200	200
Foreign currency translation adjustment	—	—	—	—	—	—	(5,984)	—	(5,984)
Cash flow hedges	—	—	—	—	—	—	(402)	—	(402)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	147	147
Net loss attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	—	—	—	—	—	(7,246)	—	—	(7,246)

Balance at December 31, 2015	65,167,690	$6	3,690,663	$(15,595)	$605,944	$(320,660)	$(12,223)	$856	$258,328

See accompanying notes to the consolidated financial statements

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

1. Background

We were incorporated in Delaware on May 31, 2005 under the name Boulder Specialty Brands, Inc. in order to serve as a vehicle for the acquisition of a then-unidentified operating business and/or brand in the consumer food and beverage industry.

On May 21, 2007, we completed a merger with GFA Brands, Inc., or “GFA,” which owned and marketed the Smart Balance® line of products, among others. GFA became our wholly-owned subsidiary and is currently one of our operating entities. After the merger, the Boulder Specialty Brands, Inc. corporate name was changed to Smart Balance, Inc. Pursuant to the merger agreement with GFA, we paid an aggregate of $491,000 in cash as merger consideration. The cash consideration for the merger was funded with cash from our December 2005 initial public offering, the proceeds of a private placement and secured debt financings.

On August 3, 2011, we acquired Glutino Food Group, or “Glutino.” Glutino became our wholly-owned subsidiary and is currently one of our operating entities. Pursuant to the share purchase agreement for the Glutino acquisition, we paid an aggregate of $66,319 in cash consideration. The cash consideration for the merger was funded with borrowings under our revolving credit facility.

On July 2, 2012, we acquired Udi’s Healthy Foods, LLC, or “Udi’s.” Total cash consideration was $126,910. The acquisition, as well as the refinancing of existing outstanding debt, was financed with the proceeds of a new $280,000 senior secured credit facility.

On December 31, 2012, the Smart Balance, Inc. corporate name was changed to Boulder Brands, Inc. (“Boulder Brands” or the “Company”). “We,” “us” and “our” mean Boulder Brands, Inc. and its consolidated subsidiaries.

On March 5, 2013, the Company formed a new partnership called Boulder Brands Investment Group, LLC, or “BIG,” with a third party. BIG invests in early-stage growth companies in the natural and organic food and beverage sectors. In the second quarter of 2013, the partners of BIG made their initial capital contributions and BIG made its first investment totaling $2,071. In the third quarter of 2013, BIG made additional investments totaling $6,680. In the fourth quarter of 2014, BIG made two additional investments totaling $3,000. All investments have been accounted for under the cost method and fair value has not been estimated as there have been no identified events or changes in circumstances that would have an adverse effect on the value of these investments. As the Company has a controlling financial interest in BIG, it is consolidated with these Consolidated Financial Statements, and the applicable noncontrolling interest is reflected herein. In August of 2015, BIG sold a portion of one of its investments and recorded a consolidated gain on the sale of $4,691, of which $469 was attributable to BIG’s noncontrolling interest. The consolidated gain was recorded in “Other income (expense), net”, in the Consolidated Statements of Operations and Comprehensive Income (Loss).

On May 1, 2013, we acquired Davies, a United Kingdom based gluten free bakery and bread manufacturer for approximately $3,900.

On July 10, 2013, we acquired 80% of GlucoBrands, LLC, owner of Level Life, for $2,400. In connection with this acquisition, we simultaneously entered into a call agreement with the sellers, whereby we have the right, but not the obligation, to purchase the remaining equity interests in GlucoBrands, LLC, starting on January 1, 2016, at an amount based on certain predefined profit metrics. In February 2014, we acquired an additional 8% of Level for $238, and in July 2014, we acquired approximately an additional 1% of Level for $42.

On December 23, 2013, we acquired 100% of the equity interests of Phil’s Fresh Foods, LLC, owner of EVOL Foods for $48,941. Based in Boulder, Colorado, EVOL manufactures and markets frozen foods with a

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

focus on pure and simple ingredients. EVOL’s products include those that are antibiotic-free, hormone-free, GMO-free, and have no artificial preservatives or flavors.

On October 15, 2014, we acquired Real Food Matters, LLC, for $800, a natural foods research and development firm.

See Note 18—“Subsequent Events” for further details.

2. Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of Boulder Brands, Inc. and all of its wholly owned and majority owned subsidiaries. The third-party investors’ share of the net income (loss) of these majority owned subsidiaries is reflected in “net income (loss) attributable to noncontrolling interest” in the Consolidated Statements of Operations and Comprehensive Income (Loss). All intercompany balances and transactions have been eliminated.

Use of estimates and assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or “GAAP,” requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ materially from those estimates.

Restructuring, acquisition and integration-related costs

Restructuring, acquisition and integration-related costs represent restructuring charges and external costs related to acquired businesses and integrating those acquired businesses. Acquisition and integration-related costs primarily include expenditures for legal, accounting, consulting and integration of systems and processes.

Cash and cash equivalents

We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. At December 31, 2015 and 2014, we did not have any cash equivalents.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Accounts receivable

Accounts receivable are carried at original invoice amount less allowances for cash discounts and doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Bad debt expense was not material to us for the years ended December 31, 2015, 2014 and 2013. Recoveries of receivables previously written off are recorded when received. We do not charge interest on past due receivables.

		Additions
	Balance at beginning of period	Charged to Expense	Translation Adjustments	Deductions (a)	Balance at End of Period
Allowance for doubtful accounts
Year ended December 31, 2015	$(1,016)	$305	$19	$359	$(333)
Year ended December 31, 2014	(555)	(494)	8	25	(1,016)
Year ended December 31, 2013	(267)	(297)	5	4	(555)

Allowance for cash discounts
Year ended December 31, 2015	$(346)	$(5,179)	$—	$5,193	$(332)
Year ended December 31, 2014	(556)	(4,855)	—	5,065	(346)
Year ended December 31, 2013	(389)	(5,016)	—	4,849	(556)

(a)	Amounts written off, net of recoveries.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and primarily consist of finished goods and raw materials. Inventories are relieved on a first in, first out basis.

Property and equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from 2 to 14 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvement. Depreciation of construction in progress begins once the assets are placed in service. We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision, or that the remaining balance of these assets may not be recoverable. When deemed necessary, we complete this evaluation by comparing the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. If such evaluations indicate that the future undiscounted cash flows of amortizable long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their estimated fair values.

Goodwill

We have defined our reporting unit levels used for goodwill impairment assessment purposes as (1) Smart Balance and Earth Balance and (2) Udi’s, Glutino, and EVOL. Goodwill is tested annually for impairment or more frequently if events or changes in circumstances indicate that impairment may have occurred. We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

reporting unit is less than its carrying amount. Otherwise, the impairment analysis for goodwill includes a comparison of our carrying value (including goodwill) to our estimated fair value. If the fair value does not exceed the carrying value, then an additional analysis would be performed to allocate the fair value to all of our assets and liabilities as if it had been acquired in a business combination and the fair value was our purchase price. If the excess of the fair value of our identifiable assets and liabilities is less than the carrying value of recorded goodwill, an impairment charge is recorded for the difference. At June 30, 2015, we performed our annual assessment of fair value and concluded that there was no impairment related to our goodwill and other indefinite-lived intangible assets, except for an impairment associated with our Level Life brand goodwill. The Level Life brand has not developed as we originally anticipated and no longer coincides with the strategic vision of the Company. As such, through internal and external analysis, we determined that the fair value of the Level Life brand no longer exceeds its carrying value, and therefore we recorded a goodwill impairment charge of $2,666 in the second quarter of 2015. See Note 6—“Goodwill and Intangible Assets” for further details.

Intangible assets

Other intangible assets are comprised of both finite and indefinite-lived intangible assets. Indefinite-lived intangible assets are not amortized. We have the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. Otherwise, indefinite-lived intangible assets are tested annually for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. In assessing the recoverability of indefinite-lived intangible assets, we must make assumptions about the estimated future cash flows and other factors to determine the fair value of these assets.

An intangible asset is determined to have an indefinite useful life when there are no legal, regulatory, contractual, competitive, economic, or any other factors that may limit the period over which the asset is expected to contribute directly or indirectly to our future cash flows. In each reporting period, we also evaluate the remaining useful life of an intangible asset that is not being amortized to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is determined to have a finite useful life, the asset will be amortized prospectively over the estimated remaining useful life and accounted for in the same manner as intangible assets subject to amortization.

We have determined that our Smart Balance®, Earth Balance®, Glutino®, Udi’s® and EVOL trademarks have indefinite lives and these assets are not being amortized. We have performed our annual assessment of the Company’s indefinite-lived intangible assets for impairment at June 30, 2015 and determined, based on existing conditions and management’s outlook, there was no impairment. See Note 6—“Goodwill and Intangible Assets” for further details. Certain other assets acquired, primarily patent technology, have been determined to have finite lives ranging from 3 to 15 years and their costs are being amortized over their expected lives.

We generally expense legal and related costs incurred in defending or protecting our intellectual property unless it can be established that such costs have added economic value to the business enterprise, in which case we capitalize the costs incurred as part of intangible assets. The primary consideration in making the determination of whether to capitalize the costs is whether or not we can prove that we have been successful in defending ourselves against such intellectual property challenges. The second consideration for capitalization is whether such costs have, in fact, increased the economic value of our intellectual property. Legal costs that do not meet the considerations described above are expensed as incurred. Recovery of legal expenses as part of a settlement agreement will be recorded as a reduction of capitalized legal fees if previously capitalized with any excess recorded as income.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Foreign currency translation

Assets and liabilities of our foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in “Accumulated other comprehensive loss” in the equity section of our balance sheet. Foreign currency gains and losses resulting from transactions are included in earnings in “Other income (expense), net.”

Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments and the effective portion of gains or losses on qualifying cash flow hedges, which are included in the Consolidated Statements of Operations and Comprehensive Income (Loss). Taxes are provided on the foreign currency translation gains and losses and on the unremitted earnings of the foreign subsidiaries, if any. The change in Accumulated Other Comprehensive Loss from December 31, 2014 to December 31, 2015 of $6,386 includes $6,551 of losses on intercompany foreign currency transactions that are of a long-term investment nature.

Shipping and handling costs

Shipping and handling costs to external customers for 2015, 2014 and 2013 were approximately $32,185, $31,738 and $24,705 respectively, and were included in selling expense. Internal shipping and handling costs are capitalized within inventory and recognized within costs of goods sold in the Consolidated Statements of Operations (Loss) when related products are sold to external customers.

Deferred compensation plan

We have a deferred compensation plan which is funded by whole life insurance in which employee participants elect to defer a certain portion of their base salary and/or bonus. The participants’ cash deferrals earn a return based on the participants’ investment in several investment options. The total of participant deferrals, which is reflected in “Other liabilities,” was $1,296 and $1,516 at December 31, 2015 and 2014, respectively. The decrease in the liability was mainly due to distributions to certain participants. The total of plan assets, which is reflected in “Other assets,” were $1,291 and $1,611 at December 31, 2015 and 2014, respectively. The assets in the plan decreased primarily due to distributions.

Revenue recognition

Revenue is recognized when the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which occurs upon the receipt and acceptance of product by the customer. The earnings process is complete once the customer order has been placed and approved and the product shipped has been received by the customer. Product is sold to customers on credit terms established on an individual basis. The credit factors used include historical performance, current economic conditions and the nature and volume of the product.

We offer our customers and consumers a variety of sales and incentive programs, including discounts, allowances, coupons, slotting fees, and advertising; such amounts are estimated and recorded as a reduction in revenue. We sell products to customers without a right of return, and are not obligated to accept any returns.

Research and development

External research and development expenses are charged to operations when incurred and amounted to $1,037, $1,374 and $1,270 for 2015, 2014 and 2013, respectively.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Derivative instruments

We use certain interest rate derivative contracts to hedge interest rate exposures on our variable rate debt. We also enter into foreign currency derivative contracts with financial institutions to reduce the risk that our cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. Finally, we may also enter into commodity exchange contracts to manage risks from fluctuations in commodity costs. Derivative financial instruments are not used for the purpose of creating speculative positions or for trading purposes. Related contracts are recorded in the balance sheet at fair value using market prices and rates prevailing at the balance sheet date obtained from independent exchanges.

Income taxes

Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

We record a liability for all tax positions if it is not “more likely than not” that the position is sustainable based on its technical merits.

Advertising

Advertising costs are charged to operations (included in “Marketing”) when incurred and amounted to $6,255, $3,405 and $8,410 for 2015, 2014 and 2013, respectively.

Stock-based compensation

We record share-based compensation in accordance with ASC Topic 718, “Compensation—Stock Compensation,” or “ASC 718,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values.

Concentration of credit risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash, cash equivalents and trade receivables. We maintain the majority of our cash and cash equivalents in the form of demand deposits with financial institutions that management believes are creditworthy. Concentrations of credit risk relative to trade receivables are limited due to our diverse client base. We have two customers that, in total, accounted for approximately 29% of gross sales for 2015, 29% in 2014 and 32% in 2013. The aggregate accounts receivable from these customers amounted to approximately 29% of the accounts receivable balance outstanding at December 31, 2015 and 34% in 2014. We also have one product category, “spreads,” which accounted for 18% of total gross sales for the year ended December 31, 2015, 30% in 2014 and 36% in 2013.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers.” This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605, “Revenue Recognition,” and most industry-specific guidance throughout the Codification. The standard requires entities to recognize the amount of revenue that

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

reflects the consideration to which the company expects to be entitled in exchange for the transfer of promised goods or services to customers. This ASU is effective for fiscal years beginning after December 15, 2017, and for interim periods within those fiscal years. The Company is in the process of assessing both the method and the impact of the adoption of ASU 2014-09 on its financial position, results of operations, cash flows and financial statement disclosures.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern: Disclosures about an Entity’s Ability to Continue as a Going Concern.” The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The new guidance is effective for annual periods ending after December 15, 2016, and interim periods thereafter. The Company is currently assessing the impact of the adoption of ASU No. 2014-15 on its financial position, results of operations and financial statement disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which changes the presentation of debt issuance costs in financial statements. ASU No. 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability, rather than as an asset. Amortization of the costs will continue to be reported as interest expense. The ASU is effective for annual reporting periods beginning after December 15, 2016. The new guidance will be applied retrospectively to each prior period presented. The Company currently presents debt issuance costs as an asset and upon adoption of this ASU in 2017, will present such debt issuance costs as a direct deduction from the related debt liability.

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which applies to inventory that is measured using first-in, first-out (“FIFO”) or average cost. Under the updated guidance, an entity should measure inventory that is within scope at the lower of cost and net realizable value, which is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This ASU is effective for annual and interim periods beginning after December 15, 2016, and should be applied prospectively. The Company is currently assessing the impact of the adoption of ASU No. 2015-11 on its financial position, results of operations and financial statement disclosures.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which simplifies the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This ASU is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods.

3. Derivatives, Financial Instruments and Fair Value Measurements

The Company uses certain interest rate derivative contracts to hedge interest rate exposures on the Company’s variable rate debt. The Company also enters into foreign currency derivative contracts with financial institutions to reduce the risk that its cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. Finally, the Company may also enter into commodity exchange contracts to manage risks from fluctuations in commodity costs. The Company’s hedging program is not designated for trading or speculative purposes.

The Company recognizes derivative instruments as either assets or liabilities on the accompanying Consolidated Balance Sheets at fair value using market prices and rates prevailing at the balance sheet date

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

obtained from independent exchanges. The Company records changes in the fair value (i.e., gains or losses) of the derivatives that have been designated as accounting hedges in the accompanying Consolidated Statements of Operations and Comprehensive Loss as “Cost of goods sold,” “Interest expense, net,” or to “Accumulated other comprehensive loss” in the accompanying Consolidated Balance Sheets.

Cash Flow Hedges

The Company uses interest rate swap agreements designated as cash flow hedges to fix the variable interest rate on a portion of the Company’s debt. The Company also uses foreign currency forward contracts designated as cash flow hedges to hedge certain forecasted transactions of its Canadian subsidiary, which are denominated in U.S. dollars. The Company initially reports any gain or loss on the effective portion of a cash flow hedge as a component of “Accumulated other comprehensive loss.” Depending on the type of cash flow hedge, the gain or loss is subsequently reclassified to either interest expense when the interest expense on the variable rate debt is recognized, or to cost of goods sold when the hedged transactions affect net income.

As of December 31, 2015, the Company’s outstanding interest rate swap agreements (forward starting in July 2016) had a total notional amount of $100,000, with an average fixed rate of 2.11%, expiring on July 16, 2020. At December 31, 2015, the total notional principal amount of foreign currency forward contracts to purchase U.S. dollars with Canadian dollars (CAD) was $734 (or CAD 1,000). At December 31, 2014, the Company did not have any interest rate swap agreements or foreign currency forward contracts outstanding.

See Note 18—“Subsequent Events.”

Derivatives not Designated as Accounting Hedges

The Company uses foreign currency forward contracts, which are not designated as accounting hedges, to hedge other monetary liabilities denominated in currencies other than the functional currency of a subsidiary. Gains and losses on these contracts are recognized in “Other income (expense), net” along with the offsetting losses and gains of the related hedged items. These foreign currency forward contracts result from the dedesignation of cash flow hedges in the month in which the related foreign currency forward contracts mature. Therefore, no foreign currency forward contracts that are not designated as accounting hedges are outstanding as of December 31, 2015 or December 31, 2014.

Fair Value Measurements

Our financial instruments consist of cash and cash equivalents, short term trade receivables, payables, note payables, accrued expenses and derivative instruments. The carrying values of cash and cash equivalents, short term receivables and payables and accrued expenses approximate fair value because of their short maturities. Our debt bears interest at a variable interest rate plus an applicable margin and, therefore, approximates fair value. We measure fair value based on authoritative accounting guidance for “Fair Value Measurements,” which requires a three-tier fair value hierarchy that prioritizes inputs to measure fair value. These tiers include: Level 1, defined as inputs such as unadjusted quoted prices in an active market for identical assets or liabilities; Level 2, defined as inputs other than quoted market prices in active markets that are either directly or indirectly observable; or Level 3, defined as unobservable inputs for use when little or no market value exists, therefore requiring an entity to develop its own assumptions. When available, we use quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, we measure fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

The following table presents assets and liabilities measured at fair value on a recurring and nonrecurring basis:

	Fair Value Measurements at Reporting Date
	December 31, 2015	December 31, 2014
Assets:
Recurring fair value measurements (1)
Deferred compensation (a)	$1,291	$1,611
Derivatives designated as hedging instruments:
Interest rate swap agreements (b)	—	—
Foreign currency forward contracts (c)	11	—
Derivatives not designated as hedging instruments:
Commodity exchange contracts (d)	—	88

Total recurring fair value measurements of assets	$1,302	$1,699

Liabilities:
Recurring fair value measurements (1)
Deferred compensation (a)	$1,296	$1,516
Derivatives designated as hedging instruments:
Interest rate swap agreements (b)	683	—
Foreign currency forward contracts (c)	—	—

Total recurring fair value measurements of liabilities	$1,979	$1,516

(1)	All recurring fair value measurements were based upon significant other observable inputs (Level 2).

(a)	Deferred compensation assets are recorded in “Other assets” and deferred compensation liabilities are recorded in “Other liabilities” in the Consolidated Balance Sheets.
(b)	Interest rate swap agreements assets are recorded in “Other liabilities.”
(c)	Foreign currency forward contracts assets are recorded in “Prepaid expenses and other assets.”
(d)	Commodity exchange contracts assets are recorded in “Accounts receivable—other.”

Goodwill for the Level Life reporting unit with a carrying amount of $2,666 was written down to its implied fair value of $0 during the second quarter of 2015. The nonrecurring fair value measurements for Level Life goodwill were calculated using the Company’s best internal estimates, which includes unobservable inputs classified as Level 3 within the fair value hierarchy. See Note 6—“Goodwill and Intangible Assets” for additional discussion regarding the impairment of goodwill.

At December 31, 2015, the effective portion of the Company’s interest rate swap agreements designated as cash flow hedges before tax effect was a loss of $683, all of which will be reclassified from accumulated other comprehensive loss to “Other income (expense), net,” in January, 2016 (see Note 18—“Subsequent Events”), as interest rate swaps were then terminated. At December 31, 2015, the effective portion of the Company’s foreign currency forward contracts that were designated as cash flow hedges before tax effect was $17, all of which is expected to be reclassified from accumulated other comprehensive loss to cost of goods sold within the next 12 months.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

The effect of derivative instruments in cash flow hedging relationships on income and other comprehensive income is summarized below:

	Gains (Losses) Recognized in Other Comprehensive Loss on Derivatives Before Tax Effect (Effective Portion)
	Year Ended December 31,
	2015	2014
Interest rate swap agreements	$(683)	$—
Foreign currency forward contracts	53	—

		Gains (Losses) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)
		Year Ended December 31,
	Location	2015	2014
Foreign currency forward contracts	Cost of goods sold	$36	$—

The effect of derivative instruments not designated as hedging instruments on income is summarized below:

		Gains (Losses) Recognized in Income in Derivatives
		Year Ended December 31,
	Location	2015	2014
Commodity exchange contracts	Other income (expense)	$—	$368
Foreign currency forward contracts	Other income (expense)	52	—

		$52	$368

4. Inventory

Inventories consisted of the following:

	December 31, 2015	December 31, 2014
Finished product	$43,127	$38,278
Raw materials	15,132	14,610

Inventories	$58,259	$52,888

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

5. Property and Equipment

Property and equipment, net consisted of the following:

	December 31, 2015	December 31, 2014
Land	$509	$538
Buildings and improvements	2,237	2,361
Software development costs	10,672	10,268
Machinery and equipment	55,682	47,589
Furniture and fixtures	2,966	2,240
Leasehold improvements	15,968	11,584

Gross assets	88,034	74,580
Less: Accumulated depreciation	(28,612)	(21,429)
Construction in progress	291	—

Property and equipment, net	$59,713	$53,151

Depreciation expense, which includes depreciation of assets recorded under capital leases, for the years ended December 31, 2015, 2014 and 2013 was $9,345, $8,617 and $6,162, respectively. Also included in these amounts was depreciation expense related to software development costs for the years ended December 31, 2015, 2014, and 2013 of $1,247, $1,539 and $1,292, respectively. Unamortized software development costs were $3,178 and $3,691 as of December 31, 2015 and 2014, respectively.

Included in machinery and equipment are assets under capital leases with a gross amount of $10,038, and $10,061 at December 31, 2015 and 2014, respectively, and related accumulated depreciation of $2,428 and $1,555, at December 31, 2015 and 2014, respectively.

6. Goodwill and Intangible Assets

The following summarizes the changes in our goodwill, by segment:

	Balance	Natural	Total
Goodwill	$381,299	$95,777	$477,076
Accumulated impairment loss	(243,484)	—	(243,484)

Balance as of January 1, 2015	137,815	95,777	233,592
Impairment loss	(2,666)	—	(2,666)
Translation adjustments	—	(1,701)	(1,701)

Balance as of December 31, 2015	$135,149	$94,076	$229,225

	Balance	Natural	Total
Goodwill	$381,299	$95,928	$477,227
Accumulated impairment loss	(130,000)	—	(130,000)

Balance as of January 1, 2014	251,299	95,928	347,227

Impairment loss	(113,484)	—	(113,484)
Goodwill acquired during the year	—	800	800
Translation adjustments	—	(951)	(951)

Balance as of December 31, 2014	$137,815	$95,777	$233,592

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

We recorded non-cash impairment charges related to our goodwill in the Level Life reporting unit of $2,666 in 2015 and non-cash impairment charges related to our goodwill in the Smart Balance reporting unit of $113,484 in 2014 and $130,000 in 2010.

Intangible assets, net consisted of the following major classes as of December 31, 2015:

	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Translation Adjustments	Net Carrying Value
Patent technology	$46,058	$(40,219)	$—	$—	$5,839
Proprietary recipes	4,225	(2,464)	—	—	1,761
Non-compete agreements	600	(600)	—	—	—
Supply relationships	1,000	(575)	—	—	425
Customer relationships	63,962	(20,050)	—	(4,904)	39,008
Subscription database	2,900	(2,900)	—	—	—
Trademarks/tradenames	168,905	(520)	(37,053)	(5)	131,327

Intangible assets, net	$287,650	$(67,328)	$(37,053)	$(4,909)	$178,360

Intangible assets, net consisted of the following major classes as of December 31, 2014:

	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Translation Adjustments	Net Carrying Value
Patent technology	$46,058	$(35,452)	$—	$—	$10,606
Proprietary recipes	4,225	(1,745)	—	—	2,480
Non-compete agreements	600	(433)	—	—	167
Supply relationships	1,000	(509)	—	—	491
Customer relationships	63,962	(14,665)	—	(3,346)	45,951
Subscription database	2,900	(2,320)	—	—	580
Trademarks/tradenames	168,560	(412)	(37,023)	—	131,125

Intangible assets, net	$287,305	$(55,536)	$(37,023)	$(3,346)	$191,400

As of December 31, 2015 and December 31, 2014, the total carrying amount of indefinite-lived intangible assets included in the tables above under trademarks/tradenames was $130,626 and $130,498, respectively.

Amortization expense was $11,797, $13,685 and $12,653 for the years ended December 31, 2015, 2014 and 2013, respectively. Based on our amortizable intangible assets as of December 31, 2015, we expect amortization expense to be approximately $10,139 in 2016, $7,816 in 2017, $5,791 in 2018, $5,459 in 2019 and $5,459 in 2020.

Goodwill and tradename impairment

We review goodwill and indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable. We also review goodwill and indefinite-lived intangibles annually. At June 30, 2015, we performed our annual assessment of fair value and concluded that there was no impairment related to our goodwill and other indefinite-lived intangible assets, except for an impairment associated with our Level Life brand goodwill. The Level Life brand has not developed as we originally anticipated and no longer coincides with the strategic vision of the Company. As

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

such, through internal and external analysis, we determined that the fair value of the Level Life brand no longer exceeds its carrying value, and therefore we recorded a goodwill impairment charge of $2,666 in the second quarter of 2015.

For other long-lived intangible assets, namely patents, we performed an assessment of the recoverability in accordance with the general valuation requirements set forth under ASC Topic 360 “Accounting for the Impairment of Long-Lived Assets.” The result of this assessment indicated that no impairment existed for other long-lived intangible assets.

7. Restructurings and Other Actions

In 2013, we began a process to increase efficiency at our Udi’s manufacturing facilities, which involved the consolidation of several facilities into one new, state-of the art facility. During 2013, charges of $2,395 were incurred for asset write-offs and $359 were incurred for related expenses associated with this restructuring effort. During 2014, additional charges of $1,064 were incurred in connection with the Udi’s facility consolidation, of which $480 were for lease exit costs, net of estimated subleases, and $584 were incurred for asset write-offs. During 2015, we made a final lease termination payment and adjusted the remaining accrual to reflect such.

During 2014, we also incurred additional charges of $2,068 associated with the restructuring of certain executive management positions. Additionally in 2014, we determined it was necessary to relocate certain functional departments within the company to one central location. As a result of this, we incurred charges of $517 in 2014 and $2,079 in 2015 associated with one-time termination benefits.

In June 2015, we initiated a plan to restructure our organization to better align functional teams, improve our operational effectiveness and deliver improved and consistent results. These initiatives include the integration of our sales, marketing and innovation functions to activate consumer-driven marketing programs and drive sustainable profitable growth. Additionally, this plan includes a number of executive officer and management changes, including certain employment terminations, in connection with the organizational realignment. As a result of this plan, we incurred charges of approximately $6,253 associated with one-time termination benefits.

Restructuring charges are included in “Restructuring, acquisition and integration-related costs” in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The following table sets forth the activity affecting the restructuring accrual:

	Severance	Other Closure and Exit Costs	Total
Balance as of December 31, 2013	$6	$3	$9
Charges incurred	2,585	1,064	3,649
Cash payments	(2,040)	(340)	(2,380)
Other (1)	—	(584)	(584)
Adjustments	—	(3)	(3)

Balance as of December 31, 2014	551	140	691
Charges incurred	8,332	—	8,332
Cash payments	(5,386)	(194)	(5,580)
Adjustments	(291)	54	(237)

Balance as of December 31, 2015	$3,206	$—	$3,206

(1)	Consists of asset write-offs.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

The accrued restructuring costs as of December 31, 2015 and 2014 of $3,206 and $691, respectively, are reflected in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. We expect to pay all remaining one-time termination benefits by October 31, 2016.

8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	December 31, 2015	December 31, 2014
Accounts payable	$17,951	$28,989
Accrued payroll-related	8,290	2,691
Accrued marketing	5,616	3,125
Accrued trade spend	5,038	4,007
Accrued restructuring	3,206	691
Accrued legal fees	2,908	874
Accrued interest	2,862	3,036
Accrued other	10,779	10,361

Accounts payable and accrued expenses	$56,650	$53,774

9. Debt

Long-term debt consisted of the following:

	December 31, 2015	December 31, 2014
Term Loan	$281,155	$296,537
Revolving Facility	—	—
Capital lease	7,573	8,677

Total debt	288,728	305,214
Less: Current portion	1,154	4,101

Long-term debt	$287,574	$301,113

Credit Facility

The Company is party to a senior secured credit facility (the “Credit Facility”), established pursuant to a Credit Agreement dated as of July 9, 2013 (as amended by the First Amendment to Credit Agreement dated as of December 20, 2013, the Second Amendment to Credit Agreement dated as of December 20, 2013 and the Amendment Agreement dated as of July 29, 2014) by and among Boulder Brands USA, Inc. (f/k/a GFA Brands, Inc.) as borrower (the “Borrower”), the Company, as a guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent (the “Agent”), consisting of a term loan (the “Term Loan”) in an aggregate principal amount of $302,000 and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $115,000 (with sublimits for swingline loans and the issuance of letters of credit). The Term Loan will mature on July 9, 2020 and the Revolving Facility will mature on July 9, 2018.

As of December 31, 2015, we had $281,155 outstanding under the Term Loan and the full $115,000 was available for borrowing under the Revolving Facility.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

The interest rate for outstanding obligations at December 31, 2015 was 4.50% per annum for the Term Loan while the commitment fee on the unused Revolving Facility was 0.50% per annum. The Company uses interest rate swap agreements to fix the variable rate on a portion of the Company’s debt. See Note 4—“Derivatives, Financial Instruments and Fair Value Measurements.”

Guarantees

The loans and other obligations under the Credit Facility (including in respect of hedging agreements and cash management obligations) are (a) guaranteed by the Company and its existing and future wholly-owned domestic subsidiaries and (b) secured by substantially all of the assets of the Company and its existing and future wholly-owned domestic subsidiaries, in each case subject to certain customary exceptions and limitations.

Covenants

So long as any borrowings under the Revolving Facility are outstanding (other than letters of credit that have been cash collateralized in accordance with the terms of the Credit Facility) as of the last day of any fiscal quarter of the Company, the terms of the Credit Facility require the Company and its subsidiaries (on a consolidated basis and subject to certain customary exceptions) to maintain a maximum total funded debt to consolidated EBITDA ratio of not more than (i) 6.50 to 1.0 for any fiscal quarter ending prior to December 31, 2015 and (ii) 6.0 to 1.0 for the fiscal quarter ending December 31, 2015 and each fiscal quarter ending thereafter. As of December 31, 2015, there were no borrowings outstanding under the Revolving Facility.

Capital Leases

We have four capital leases resulting in $7,573 of capital lease obligations for certain of our manufacturing equipment as of December 31, 2015. These leases have terms that expire from August 31, 2017 through December 1, 2021 and have interest rates of approximately 4.5%.

Maturities

Under the Credit Facility and capital lease obligations, the Company and the Borrowers are required to pay the following amounts for their collective debt and capital lease obligations during the years ended December 31:

2016	$1,154
2017	1,225
2018	1,272
2019	1,344
2020	1,420
Thereafter	283,971

Total	$290,386

See Note 18—“Subsequent Events.”

10. Stock-Based Compensation

Stock-based compensation consists of stock options and restricted stock units, or “RSUs.”

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Total stock-based compensation expense for stock options and RSUs was $10,464, $9,381 and $9,062 for 2015, 2014 and 2013, respectively. The related deferred income tax benefit recognized was $3,891, $3,184 and $3,382 for 2015, 2014 and 2013, respectively.

Stock Options

We and our stockholders have authorized the issuance of up to 16,825,000 stock options under our Second Amended and Restated Stock and Awards Plan, or the “Stock Plan.” As a result of the 2011 option exchange program, or the “Option Exchange,” 1,032,178 of these options are no longer available to be granted. As of December 31, 2015, 3,127,562 options remained available for future grants under the Stock Plan.

We utilize traditional service-based stock options typically with a four year graded vesting (25% vest each year). We have also issued service-based stock options with a two year graded vesting (50% vest both years). In addition, we have granted market condition-based stock options which vest when the underlying stock price closes at $8.00, $12.00, $16.00, $16.75 and $20.25 for 20 out of 30 consecutive trading days. Stock options are granted to recipients at exercise prices not less than the fair market value of our stock on the dates of grant.

Additional information with respect to stock option activity is as follows:

	Number of Outstanding Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Options outstanding at December 31, 2013	12,429,954	$8.65	6.28
Options granted	1,610,748	14.18	8.45
Options exercised	(1,349,457)	6.83	5.46
Options canceled/forfeited	(1,046,277)	10.78	7.19

Options outstanding at December 31, 2014	11,644,968	9.40	5.83
Options granted	370,000	8.65	9.25
Options exercised	(3,763,250)	7.25	3.93
Options canceled/forfeited	(1,936,628)	11.47	5.56

Options outstanding at December 31, 2015	6,315,090	$10.08	5.89

Exercisable at December 31, 2015	4,091,638	$9.00	4.99

The weighted-average grant-date fair values of options granted during 2015, 2014 and 2013 were $4.29, $7.50 and $7.49, respectively.

The following summarizes additional stock option activity:

	Years Ended December 31,
	2015	2014	2013
Aggregate intrinsic value of stock options exercised	$13,146	$10,977	$3,158
Fair value of options that vested	7,457	11,228	6,552
Tax benefit realized on exercise of options	6,224	4,706	3,782

The aggregate intrinsic value of outstanding stock options at December 31, 2015 was $12,994. The aggregate intrinsic value of exercisable stock options at December 31, 2015 was $11,547.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

The following summarizes non-vested share activity for 2015:

	Shares	Grant-Date Fair Value
Non-vested options at beginning of year	4,817,834	$5.89
Options granted	370,000	4.29
Options vested	(1,497,177)	4.98
Options forfeited	(1,467,205)	5.90

Non-vested options at end of year	2,223,452	$6.23

As of December 31, 2015, the total compensation cost related to nonvested stock options not yet recognized was $11,057 with a weighted average remaining period of 1.5 years over which it is expected to be recognized.

We account for our stock-based compensation awards in accordance with authoritative accounting guidance for share-based payment, which requires companies to recognize compensation expense for all equity-based compensation awards issued to employees that are expected to vest. Compensation cost is based on the fair value of awards as of the grant date.

Stock-based compensation expense (pre-tax) related to stock options included in operations is as follows:

	Years Ended December 31,
	2015	2014	2013
Service period-based	$7,840	$7,865	$6,117
Market price-based $16.00	—	—	579
Market price-based $16.75	546	6	90
Market price-based $20.25	1	36	106

Total	$8,387	$7,907	$6,892

For the traditional service-based stock options, we estimate the fair value, as of the date of grant, using a Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.07% - 4.67%, expected life of 5.75 - 6.25 years for the service-based options, no dividends and volatility of 35.9% - 55.08%. The cost of the service-based stock options is being amortized over vesting periods of two and four years, as applicable. In the case of the market price-based stock options, we used the Monte Carlo valuation model and have assumed an expected life of ten years. We have incorporated a forfeiture rate of 5.0% on all stock options. We recognize compensation expense for the market price-based options over the estimated vesting period.

Restricted Stock Units

In September 2011, we began granting RSUs to certain board members and employees. These RSUs were issued under the Stock Plan and are subject to its terms and conditions. We issued RSUs where the compensation cost is recognized on a straight-line basis over the requisite period the holder is required to render service. We recognized $2,077, $1,474 and $2,170 of stock-based compensation for our RSUs for 2015, 2014 and 2013, respectively.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Additional information with respect to RSU activity is as follows:

	Number of Outstanding Units	Weighted Average Remaining Life (Years)
RSUs outstanding (unvested) at December 31, 2014	448,750	2.02
RSUs granted	50,000	3.71
RSUs vested	(366,250)	0
RSUs forfeited	(10,000)	3.17

RSUs outstanding (unvested) at December 31, 2015	122,500	2.75

The aggregate intrinsic value of restricted stock units outstanding was $1,345 at December 31, 2015 and $4,963 at December 31, 2014.

As of December 31, 2015, the total compensation cost related to unvested RSUs not yet recognized was $1,313 with a weighted average remaining period of 1.8 years over which it is expected to be recognized.

See Note 18—“Subsequent Events.”

11. Income Taxes

The components of “Income (loss) before income taxes” for the periods were as follows:

	Years Ended December 31,
	2015	2014	2013
U.S.	$(6,002)	$(123,932)	$27,880
Foreign	(3,212)	(10,975)	(8,843)

Total	$(9,214)	$(134,907)	$19,037

The components of our “Provision (benefit) for income taxes” consist of the following:

	Years Ended December 31,
	2015	2014	2013
Income tax provision:
Current tax expense:
Federal	$(442)	$4,029	$4,381
State	(66)	1,008	613
Foreign	—	—	75

	(508)	5,037	5,069

Deferred tax expense (benefit):
Federal	$(290)	$(8,895)	$4,180
State	(474)	(2,329)	916
Foreign	(843)	(1,450)	(1,415)

	(1,607)	(12,674)	3,681

Provision (benefit) for income taxes	$(2,115)	$(7,637)	$8,750

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

The reconciliation of the provision (benefit) for income taxes based on the U.S. federal statutory income tax rate to our provision for income taxes is as follows:

	Years Ended December 31,
	2015	2014	2013
Expected federal statutory taxes at 35%	35.00%	35.00%	35.00%
State taxes, net of federal benefit	3.33%	0.59%	7.86%
Goodwill impairment	—%	(29.44)%	—%
Valuation allowance	(9.92)%	(0.90)%	5.55%
Foreign NOL benefit	9.92%	0.90%	(5.55)%
Foreign rate differential	(2.45)%	(0.29)%	1.63%
Professional fees	(7.59)%	—%	—%
Excess officers compensation	(5.24)%	(0.02)%	1.76%
Other	(0.09)%	(0.18)%	(0.29)%

Provision for income taxes	22.96%	5.66%	45.96%

We intend to permanently reinvest all of our earnings from continuing operations in Canada, but do not intend to permanently reinvest any earnings from continuing operations in the United Kingdom, or “UK.” Both foreign operations have accumulated losses, and, therefore, we have not recognized any U.S. tax expense and deferred tax liability on these earnings. The Company has recognized a benefit in the U.S. for the losses generated in the UK, due to the UK being treated as a check-the-box entity for U.S. tax purposes. The benefit of the UK net operating loss has been recorded in the foreign rate differential in the effective tax rate reconciliation for 2015. However, a corresponding valuation allowance has also been recorded for the cumulative UK net operating losses as we have determined that it is more likely than not that the net operating losses will not be realized in the UK.

Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

The components of the deferred tax assets and deferred tax liabilities, and valuation allowance, resulting from temporary differences between accounting for financial and tax reporting purposes, were as follows:

	December 31, 2015	December 31, 2014
Deferred tax assets:
Stock-based compensation	$9,876	$16,745
Restructuring costs	1,141	266
Acquisition costs	1,889	2,079
Inventory	4,649	2,150
Accrued expenses	4,137	1,874
Net operating loss carryforwards	6,963	5,445
Other	3,909	2,638

Total deferred tax assets	32,564	31,197
Less: Valuation allowance	(2,730)	(2,265)

Total net deferred tax assets	29,834	28,932

Deferred tax liabilities:
Intangible assets	(54,972)	(53,618)
Property and equipment	(11,230)	(10,107)
Other	(1,151)	(20)

Total deferred tax liabilities	(67,353)	(63,745)

Net deferred tax liabilities	$(37,519)	$(34,813)

Deferred tax asset current	$14,603	$6,721
Deferred tax liability current	—	—
Long-term deferred tax assets	15,231	22,190
Long-term deferred tax liabilities	(67,353)	(63,724)

Net deferred tax (liabilities)	$(37,519)	$(34,813)

As of December 31, 2015, we have federal, state and foreign income tax net operating loss (NOL) carryforwards of $3,445, $5,056 and $24,133, which will expire at various dates from 2030 to 2032. Depending on the jurisdiction, the foreign net operating losses will begin to expire in 2032, while other foreign net operating losses can be carried forward indefinitely. We evaluated whether the foreign net operating losses would be able to be realized within the carryforward period on a jurisdictional basis and determined that it was not more likely than not that the benefit from certain foreign NOL carryforwards will be realized. In recognition of this risk, we have provided a valuation allowance of $2,730 on the deferred tax assets relating to these foreign net operating losses carryforwards. The Company has evaluated the need for a valuation on the remaining balance of deferred tax assets and has concluded that it is more likely than not that they will be realized and no valuation allowance was required.

We file U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. We are not currently undergoing an audit by the Internal Revenue Service or any other state tax jurisdiction. Our federal statute of limitations is open for 2012, 2013 and 2014. For state tax purposes, our statute is open for three to four years beginning with 2011.

As of December 31, 2015, the audits of our Canadian subsidiary’s 2011 and 2012 tax returns have been closed with respect to withholding taxes. Our Canadian subsidiary remains under the tax audit with respect to other issues for the 2011 tax year.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

As a result of certain realization requirements of ASC 718, the table of deferred tax assets and liabilities does not include certain deferred tax assets as of December 31, 2015, that arose directly from tax deductions related to equity compensation that are greater than the compensation recognized for financial reporting. Equity will be increased by $217 if and when such deferred tax assets are ultimately realized. We use ASC 740 ordering when determining when excess tax benefits have been realized.

At December 31, 2015, the Company does not have any uncertain tax positions with respect to ASC 740-10.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense.

12. Earnings (Loss) Per Share

Basic earnings per share has been computed based upon the weighted average number of common shares outstanding. Diluted earnings per share has been computed based upon the weighted average number of common shares outstanding plus the effect of all potentially dilutive common stock equivalents, except when the effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,
	2015	2014	2013
Basic and diluted earnings (loss) per share:
Numerator:
Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$(7,246)	$(127,076)	$10,426

Denominator:
Weighted average shares used in basic computation	61,736	60,891	59,643
Add: Stock options and RSUs	—	—	3,228

Weighted average shares used in diluted computation	61,736	60,891	62,871

Earnings (loss) per share, basic	$(0.12)	$(2.09)	$0.17

Earnings (loss) per share, diluted	$(0.12)	$(2.09)	$0.17

Diluted earnings (loss) per share for the years ended December 31, 2015, 2014 and 2013 excluded the weighted-average impact of approximately 6.4 million, 12.1 million and 3.7 million stock options and RSUs, respectively, because such impact would be anti-dilutive.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

13. Commitments

The following table summarizes our building operating leases and commodity purchase commitments as of December 31, 2015 and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods. We expect to fund these commitments primarily with operating cash flows generated in the normal course of business.

	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Building Operating Leases (1)	$30,115	$3,921	$7,885	$7,230	$11,079
Commodity Purchase Commitments (2)	38,828	38,828	—	—	—

	$68,943	$42,749	$7,885	$7,230	$11,079

(1)	Rent expense on building operating leases for the years ended December 31, 2015, 2014 and 2013 was $3,514, $3,097 and $2,381, respectively.
(2)	Forward purchase commitments for a portion of the Company’s projected requirement for commodity purchase commitments. These commitments may be stated at a firm price, or as a discount or premium from a future commodity market price.

14. Legal Proceedings and Contingencies

We are currently involved in the following legal proceedings:

On April 1, 2015, a putative class action lawsuit alleging securities law violations was filed against the Company and three of its officers in the Federal District Court in Denver, Colorado entitled Lorusso v. Boulder Brands, et al. On May 18, 2015, a substantially similar lawsuit was filed against the Company and the same three officers in the same federal district court entitled Insider Asset Management, LLC v. Boulder Brands, Inc., et al. On March 2, 2016, these two similar securities lawsuits were consolidated by Court Order that also granted the plaintiffs thirty (30) days to file an amended complaint.

On April 28, 2015, a purported derivative action entitled Dennis Palkon v. Stephen B. Hughes, et al., was filed, ostensibly on the Company’s behalf, in Colorado state court against the Company’s directors and certain of its senior officers, and against the Company itself as a nominal defendant. The complaint alleges that the officers made false statements about the Company’s financial performance and prospects (substantially the same ones that are at issue in the securities class action lawsuits described immediately above), that the directors breached their fiduciary duties by allowing such statements to be made, and that the Company should be suing its officers to recover damages for the allegedly false statements. The complaint further alleges claims for waste of corporate assets and unjust enrichment. The complaint seeks unspecified damages and restitution in favor of the Company, certain corporate actions to purportedly improve the Company’s corporate governance, and an award of costs and expenses to the plaintiff, including attorneys’ fees. A similar shareholder derivative lawsuit was filed on June 24, 2015, entitled Donahue v. Stephen Hughes, et al. The Palkon and Donahue suits have been consolidated and stayed pending the outcome of the securities class action lawsuit described above. We believe that the plaintiffs in these two derivative actions lack standing to pursue litigation on behalf of the Company.

The Company’s D&O liability insurance carrier has acknowledged that these four related lawsuits appear to be covered claims under the policy, but has reserved its rights. Under the D&O policy, the Company has a self-insured retention of $750 which may or may not be met. The Company intends to vigorously defend itself against the allegations in these four related lawsuits. We do not expect that the resolution of this matter will have a material adverse effect on our business.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

On December 7, 2015, a putative class action lawsuit alleging breach of fiduciary duty and aiding and abetting breach of fiduciary duty relating to the sale of the Company to Pinnacle Foods Inc. was filed against six of the Company’s directors, Pinnacle Foods Inc. and Slope Acquisition Inc. in Boulder County District Court (the “Palkon/Donahue Lawsuit”). A similar putative class action was filed on December 18, 2015 against the same six directors, a Director Emeritus, the Company, Pinnacle Foods Inc., and Slope Acquisition in the same court (the “Bushnell Lawsuit”). All parties have entered into a Memorandum of Understanding concerning the resolution of these cases. The Company has tendered these recent claims to its directors and officers (“D&O”) carrier for defense and indemnity. We do not expect that the resolution of these matters will have a material adverse effect on our business.

On August 29, 2012, legal proceedings were filed against the Company and others in Canada, Province of Quebec, District of Montreal, by Stepworth Holdings Inc. in connection with an indemnification claim made by the Company against Stepworth, which sold Glutino to the Company. In those legal proceedings, Stepworth seeks a declaration that it is not required to indemnify the Company for losses arising from claims made against the Company by Osem, a Glutino supplier. As such, it seeks a declaration that it is entitled to recover the amount placed in escrow to cover indemnification claims made by the Company against Stepworth. On December 4, 2012, Osem filed proceedings against the Company, in the same Canadian court, seeking $16,882 (in Canadian dollars) for the Company’s reduction in the volume of purchases from Osem. The Company intends to vigorously defend itself in this litigation and continues to assert its indemnification claim against Stepworth.

On September 25, 2015, a complaint was filed against the Company by Pure Growth Consulting, LLC in New York federal district court, seeking $6,600 for alleged breach of an alleged agreement to provide the Company marketing and advertising services and for the value of services Pure Growth provided. The Company answered the Complaint on November 20, 2015 and intends to vigorously defend the lawsuit. We do not expect that the resolution of this matter will have a material adverse effect on our business.

A complaint was filed in the U.S. District Court for the Western District of Pennsylvania by H.J. Heinz Company for de novo review of a decision of the Trademark Trial and Appeal Board (the “TTAB”) that dismissed Heinz’s opposition to the Company’s applications for the intended use of the Smart Balance mark on certain products. The complaint does not seek any damages against the Company. The Company intends to vigorously defend the complaint for de novo review and assert that the TTAB acted properly.

We do not expect that the resolution of any of the matters described above will have a material adverse effect on our business, although any of them could have a material adverse effect on our results in any given quarter in the event of an adverse judgment or settlement.

We are not a party to any other legal proceedings that we believe would have a material adverse effect on our business, results of operations or financial condition.

15. Segments

Our business consists of two reportable segments: Natural and Balance. The Natural segment consists of our Udi’s, Glutino, Davies and EVOL branded products. The Balance segment consists of Smart Balance, Earth Balance and Level Life branded products.

Net sales and brand profit are the primary measures used by our Chief Operating Decision Maker (“CODM”) to evaluate segment operating performance and to decide how to allocate resources to segments. Our CODM is the Company’s Interim Chief Executive Officer. Brand profit is calculated as gross profit less marketing, selling, royalty expense (income), net and certain other one-time costs. Assets are reviewed by the CODM on a consolidated basis and are not reported by operating segment.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

The contribution of our reportable segments to net sales and brand profit and the reconciliation to consolidated amounts are summarized below.

	Years Ended December 31,
	2015	2014	2013
Net Sales:
Natural	$326,395	$314,357	$237,456
Balance	180,637	202,274	223,882

	$507,032	$516,631	$461,338

Brand Profit:
Natural	$45,212	$53,358	$52,879
Balance	69,545	73,705	74,741

Total brand profit for reportable segments	114,757	127,063	127,620
Less:
General and administrative, excluding royalty expense (income), net	97,768	88,176	76,915
Restructuring, acquisition and integration-related costs	8,159	4,351	5,824
Goodwill and tradename impairment	2,696	150,507	—
Other non-recurring items *	2,577	—	—
Interest expense, net of interest income	16,524	18,131	24,493
Other (income) expense, net	(3,753)	805	1,351

Income (loss) before income taxes	$(9,214)	$(134,907)	$19,037

*	Represents charges associated with the discontinuance of our Level Life brand as well as a bonus to be paid to certain production employees, each considered to be one-time in nature.

Our net sales by brand are as follows:

	Years Ended December 31,
	2015	2014	2013
Smart Balance	$117,774	$142,081	$171,861
Earth Balance	60,392	53,363	47,389
Glutino	78,219	88,195	96,209
Udi’s	198,220	184,194	140,621
EVOL	49,957	41,588	301
Other	2,470	7,210	4,957

Total	$507,032	$516,631	$461,338

Our Smart Balance branded products are focused on consumers interested in a heart healthy diet. Earth Balance branded products are aimed at consumers interested in natural, plant based foods. Our Glutino and Udi’s brands sell a variety of gluten free packaged and baked foods. Our EVOL brand focuses on pure and simple ingredients. The “Other” brands include principally Level Life, which provides diabetic-friendly food products to help consumers manage diabetes through diet.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Our net sales by geographic area are as follows:

	Years Ended December 31,
	2015	2014	2013
United States	$449,236	$462,536	$412,456
Foreign	57,796	54,095	48,882

Total	$507,032	$516,631	$461,338

Our total assets by geographic area are as follows:

	Years Ended December 31,
	2015	2014	2013
United States	$620,511	$591,250	$736,322
Foreign	41,191	55,342	39,161

Total	$661,702	$646,592	$775,483

16. Selected Quarterly Financial Data (unaudited)

The following table presents certain unaudited quarterly results for the years 2015 and 2014:

	Three Months Ended				Year Ended December 31, 2015
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Net Sales	$129,000	$117,717	$132,917	$127,398	$507,032
Gross profit	49,601	38,181	48,026	44,937	180,745
Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	1,835	(3,339)	354	(6,096)	(7,246)
Earnings (loss) per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders—diluted	$0.03	$(0.05)	$0.01	$(0.10)	$(0.12)
Diluted weighted average common shares outstanding	63,636,054	61,317,363	63,051,813	62,868,276	61,736,276

	Three Months Ended				Year Ended December 31, 2014
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Net Sales	$122,852	$131,348	$133,865	$128,566	$516,631
Gross profit	46,363	46,940	50,443	47,406	191,152
Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	473	2,789	(132,159)	1,821	(127,076)
Earnings (loss) per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders—diluted	$0.01	$0.04	$(2.17)	$0.03	$(2.09)
Diluted weighted average common shares outstanding	63,598,226	64,124,654	61,032,874	63,613,563	60,890,622

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

17. Guarantor and Non-Guarantor Condensed Consolidating Financial Information

As more fully described in Footnote 18, on January 15, 2016 Pinnacle Foods Inc., or “Pinnacle” acquired 100% of the capital stock of the Company. The acquisition was partially financed by $350.0 million of 5.875% Senior Notes. These notes are general senior unsecured obligations of Pinnacle, effectively subordinated in right of payment to all existing and future senior secured indebtedness of Pinnacle and guaranteed on a full, unconditional, joint and several basis by Pinnacle and Pinnacle’s 100% owned domestic subsidiaries, which includes the Company’s 100% owned domestic subsidiaries after the acquisition date.

The following condensed consolidating financial information presents:

(1)	a. Condensed consolidating balance sheets as of December 31, 2015 and 2014.

b.	The related condensed consolidating statements of operations and comprehensive earnings for the Company and all guarantor subsidiaries and the non-guarantor subsidiaries for years ended December 31, 2015, 2014 and 2013.

c.	The related condensed consolidating statements of cash flows for the Company and all guarantor subsidiaries and the non-guarantor subsidiaries for the years ended December 31, 2015, 2014 and 2013.

(2) Elimination entries necessary to consolidate the Company with the guarantor subsidiaries and non-guarantor subsidiaries.

Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The guarantor and non-guarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Boulder Brands, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

December 31, 2015

	Guarantor	Non-Guarantor	Eliminations and Reclassifications	Consolidated Total
Assets
Current assets:
Cash	$44,888	$2,071	$—	$46,959
Accounts receivable, net	34,529	4,238	—	38,767
Accounts receivable—other	5,433	1,636	—	7,069
Inventories	52,850	5,409	—	58,259
Prepaid taxes	6,331	(75)	—	6,256
Prepaid expenses and other assets	4,877	113	—	4,990
Deferred tax asset	14,056	547	—	14,603

Total current assets	162,964	13,939	—	176,903

Property and equipment, net	47,483	12,230	—	59,713

Other assets:
Goodwill	220,586	8,639	—	229,225
Intangible assets, net	170,974	7,386	—	178,360
Deferred costs, net	6,114	—	—	6,114
Investments in subsidiaries	120,620	—	(120,620)	—
Investments, at cost	—	9,751	—	9,751
Intercompany receivables	9,440	(2,903)	(6,537)	—
Intercompany notes receivable	36,440	—	(36,440)	—
Other assets	1,522	114	—	1,636

Total other assets	565,696	22,987	(163,597)	425,086

Total assets	$776,143	$49,156	$(163,597)	$661,702

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$49,585	$7,065	$—	$56,650
Intercompany payables	3,292	20,598	(23,890)	—
Current portion of long-term debt	1,140	14	—	1,154

Total current liabilities	54,017	27,677	(23,890)	57,804

Long-term debt	287,554	20	—	287,574
Intercompany notes payable	—	36,440	(36,440)	—
Deferred tax liability	52,472	(350)	—	52,122
Other liabilities	5,874	—	—	5,874

Total liabilities	399,917	63,787	(60,330)	403,374

Commitment and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders’ equity:
Boulder Brands, Inc. and Subsidiaries common stock	6	—		6
Additional paid in capital	701,965	29,979	(126,000)	605,944
Accumulated deficit	(309,526)	(33,867)	22,733	(320,660)
Accumulated other comprehensive loss	(624)	(11,599)	—	(12,223)
Treasury stock, at cost (3,690,663 shares)	(15,595)	—	—	(15,595)

Total Boulder Brands, Inc. and Subsidiaries stockholders’ equity	376,226	(15,487)	(103,267)	257,472
Noncontrolling interest	—	856		856

Total equity	376,226	(14,631)	(103,267)	258,328

Total liabilities and equity	$776,143	$49,156	$(163,597)	$661,702

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Boulder Brands, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

December 31, 2014

	Guarantor	Non-Guarantor	Eliminations and Reclassifications	Consolidated Total
Assets
Current assets:
Cash	$30,032	$1,628	$—	$31,660
Accounts receivable, net	36,801	3,264	—	40,065
Accounts receivable—other	3,925	784	—	4,709
Inventories	45,642	7,246	—	52,888
Prepaid taxes	6,989	(4)	—	6,985
Prepaid expenses and other assets	3,671	173	—	3,844
Deferred tax asset	6,010	711	—	6,721

Total current assets	133,070	13,802	—	146,872

Property and equipment, net	39,155	13,996	—	53,151

Other assets:
Goodwill	220,586	13,006	—	233,592
Intangible assets, net	180,823	10,577	—	191,400
Deferred costs, net	7,830	—	—	7,830
Investments in subsidiaries	118,092	—	(118,092)	—
Investments, at cost	—	11,751	—	11,751
Intercompany receivables	41,192	(1,511)	(39,681)	—
Intercompany notes receivable	32,908	—	(32,908)	—
Other assets	1,882	114	—	1,996

Total other assets	603,313	33,937	(190,681)	446,569

Total assets	$775,538	$61,735	$(190,681)	$646,592

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$49,288	$4,486	$—	$53,774
Intercompany payables	22,100	21,904	(44,004)	—
Current portion of long-term debt	4,084	17	—	4,101

Total current liabilities	75,472	26,407	(44,004)	57,875

Long-term debt	301,072	41		301,113
Intercompany notes payable	—	32,908	(32,908)	—
Deferred tax liability	39,526	2,010	—	41,536
Other liabilities	4,909	—	—	4,909

Total liabilities	420,979	61,366	(76,912)	405,433

Commitment and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders’ equity:
Boulder Brands, Inc. and Subsidiaries common stock	6	—		6
Additional paid in capital	671,167	34,676	(131,122)	574,721
Accumulated deficit	(300,907)	(29,860)	17,353	(313,414)
Accumulated other comprehensive loss	(112)	(5,725)	—	(5,837)
Treasury stock, at cost (3,690,663 shares)	(15,595)	—	—	(15,595)

Total Boulder Brands, Inc. and Subsidiaries stockholders’ equity	354,559	(909)	(113,769)	239,881
Noncontrolling interest	—	1,278		1,278

Total equity	354,559	369	(113,769)	241,159

Total liabilities and equity	$775,538	$61,735	$(190,681)	$646,592

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Boulder Brands, Inc. and Subsidiaries

Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2015

	Guarantor	Non-Guarantor	Eliminations and Reclassifications	Consolidated Total
Net sales	$502,012	$63,075	$(58,055)	$507,032
Cost of goods sold	329,068	55,274	(58,055)	326,287

Gross profit	172,944	7,801	—	180,745

Operating expenses:
Marketing	23,753	1,175	—	24,928
Selling	42,295	3,354	—	45,649
General and administrative	88,871	6,885	—	95,756
Intercompany royalty expense (income)	(455)	455	—	—
Intercompany management services expense (income)	(2,517)	2,517	—	—
Restructuring, acquisition and integration-related costs	7,803	356	—	8,159
Goodwill and tradename impairment	—	2,696	—	2,696

Total operating expenses	159,750	17,438	—	177,188

Operating income (loss)	13,194	(9,637)	—	3,557

Other income (expense), net:
Interest expense, net of interest income	(16,531)	7	—	(16,524)
Intercompany interest (expense) income	589	(589)	—	—
Other income (expense), net	(443)	4,196	—	3,753

Total other (expense), net	(16,385)	3,614	—	(12,771)

Income (loss) before income taxes	(3,191)	(6,023)	—	(9,214)
Provision (benefit) for income taxes	48	(2,163)	—	(2,115)
Equity in earnings (losses) of subsidiaries (net of tax)	(5,381)	—	5,381	—

Net income (loss)	(8,620)	(3,860)	5,381	(7,099)
Less: Net (income) loss attributable to noncontrolling interest	—	(147)	—	(147)

Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$(8,620)	$(4,007)	$5,381	$(7,246)

Comprehensive income (loss)	(9,133)	(9,733)	5,381	(13,485)
Less: Comprehensive (income) loss attributable to noncontrolling interest	—	(147)	—	(147)

Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$(9,133)	$(9,880)	$5,381	$(13,632)

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Boulder Brands, Inc. and Subsidiaries

Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2014

	Guarantor	Non-Guarantor	Eliminations and Reclassifications	Consolidated Total
Net sales	$505,944	$61,371	$(50,684)	$516,631
Cost of goods sold	324,819	51,344	(50,684)	325,479

Gross profit	181,125	10,027	—	191,152

Operating expenses:
Marketing	20,859	1,752	—	22,611
Selling	41,685	2,989	—	44,674
General and administrative	77,136	7,844	—	84,980
Intercompany royalty expense (income)	(557)	557	—	—
Intercompany management services expense (income)	(7,789)	7,789	—	—
Restructuring, acquisition and integration-related costs	4,304	47	—	4,351
Goodwill and tradename impairment	150,507	—	—	150,507

Total operating expenses	286,145	20,978	—	307,123

Operating income (loss)	(105,020)	(10,951)	—	(115,971)

Other income (expense), net:
Interest expense, net of interest income	(18,124)	(7)	—	(18,131)
Intercompany interest (expense) income	788	(788)	—	—
Other income (expense), net	(70)	(735)	—	(805)

Total other (expense), net	(17,406)	(1,530)	—	(18,936)

Income (loss) before income taxes	(122,426)	(12,481)	—	(134,907)
Provision (benefit) for income taxes	(3,486)	(4,151)	—	(7,637)
Equity in earnings (losses) of subsidiaries (net of tax)	(13,030)	—	13,030	—

Net income (loss)	(131,970)	(8,330)	13,030	(127,270)
Less: Net (income) loss attributable to noncontrolling interest	—	194	—	194

Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$(131,970)	$(8,136)	$13,030	$(127,076)

Comprehensive income (loss)	(132,083)	(10,820)	13,030	(129,873)
Less: Comprehensive (income) loss attributable to noncontrolling interest	—	194	—	194

Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$(132,083)	$(10,626)	$13,030	$(129,679)

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Boulder Brands, Inc. and Subsidiaries

Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2013

	Guarantor	Non-Guarantor	Eliminations and Reclassifications	Consolidated Total
Net sales	$495,467	$55,548	$(89,677)	$461,338
Cost of goods sold	316,216	42,827	(89,752)	269,291

Gross profit	179,251	12,721	75	192,047

Operating expenses:
Marketing	28,969	1,326	—	30,295
Selling	33,616	2,372	—	35,988
General and administrative	66,667	8,392	—	75,059
Intercompany royalty expense (income)	(705)	705	—	—
Intercompany management services expense (income)	(6,422)	6,422	—	—
Restructuring, acquisition and integration-related costs	5,248	576	—	5,824

Total operating expenses	127,373	19,793	—	147,166

Operating income (loss)	51,878	(7,072)	75	44,881

Other income (expense), net:
Interest expense, net of interest income	(24,362)	(131)	—	(24,493)
Intercompany interest (expense) income	1,516	(1,516)	—	—
Other income (expense), net	(470)	(881)	—	(1,351)

Total other (expense), net	(23,316)	(2,528)	—	(25,844)

Income (loss) before income taxes	28,562	(9,600)	75	19,037
Provision (benefit) for income taxes	12,107	(3,357)	—	8,750
Equity in earnings (losses) of subsidiaries (net of tax)	(4,323)	—	4,323	—

Net income (loss)	12,132	(6,243)	4,398	10,287
Less: Net (income) loss attributable to noncontrolling interest	—	139	—	139

Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$12,132	$(6,104)	$4,398	$10,426

Comprehensive income (loss)	12,132	(8,848)	4,398	7,682
Less: Comprehensive (income) loss attributable to noncontrolling interest	—	139	—	139

Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$12,132	$(8,709)	$4,398	$7,821

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Boulder Brands, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2015

	Guarantor	Non-Guarantor	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$29,019	$(501)	$(7,650)	$20,868

Cash flows from investing activities
Purchase of investments	—	(1,000)	—	(1,000)
Loan to investee	—	(1,000)	—	(1,000)
Investment in subsidiaries	(2,529)	—	2,529	—
Proceeds from sale of investment	—	7,691	—	7,691
Purchase of property and equipment	(14,953)	(2,537)	—	(17,490)
Intercompany loans	(3,625)	—	3,625	—
Proceeds from disposal of property and equipment	37	—	—	37
Patent/trademark defense costs	(362)	—	—	(362)

Net cash (used in) provided by investing activities	(21,432)	3,154	6,154	(12,124)

Cash flows from financing activities
Intercompany loans	—	3,625	(3,625)	—
Repayment of debt	(18,205)	(14)	—	(18,219)
Investment in subsidiaries	—	(5,121)	5,121	—
Contributions from noncontrolling interest	—	200	—	200
Distribution to noncontrolling interest	—	(769)	—	(769)
Shares withheld for payment of employee payroll taxes	(474)	—	—	(474)
Proceeds from exercise of stock options	26,181	—	—	26,181
Excess tax deficiency from stock-based payment arrangements	(233)	—	—	(233)

Net cash provided by (used in) financing activities	7,269	(2,079)	1,496	6,686

Effects of exchange rate changes on cash	—	(131)	—	(131)

Net increase in cash	14,856	443	—	15,299
Cash—Beginning of year	30,032	1,628	—	31,660

Cash—End of year	$44,888	$2,071	$—	$46,959

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Boulder Brands, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2014

	Guarantor	Non-Guarantor	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$16,955	$(3,666)	$5,840	$19,129

Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(804)	—	—	(804)
Purchase of investments	—	(3,000)	—	(3,000)
Investment in subsidiaries	132,664	—	(132,664)	—
Purchase of property and equipment	(9,890)	(1,877)	—	(11,767)
Intercompany loans	(8,981)	—	8,981	—
Proceeds from disposal of property and equipment	28	—	—	28
Patent/trademark defense costs	(837)	—	—	(837)

Net cash provided by (used in) investing activities	112,180	(4,877)	(123,683)	(16,380)

Cash flows from financing activities
Proceeds from issuance of long-term debt	26,932	—	—	26,932
Intercompany loans	—	8,981	(8,981)	—
Repayment of debt	(19,584)	(20)	—	(19,604)
Payments for loan costs	(1,442)	—	—	(1,442)
Investment in subsidiaries	(126,824)	—	126,824	—
Purchase of noncontrolling interest	—	(280)	—	(280)
Contributions from noncontrolling interest	—	300	—	300
Shares withheld for payment of employee payroll taxes	(2,637)	—	—	(2,637)
Proceeds from exercise of stock options	4,269	—	—	4,269
Excess tax benefit from stock-based payment arrangements	4,706	—	—	4,706

Net cash (used in) provided by financing activities	(114,580)	8,981	117,843	12,244

Effects of exchange rate changes on cash	—	(65)	—	(65)

Net increase in cash	14,555	373	—	14,928
Cash—Beginning of year	15,477	1,255	—	16,732

Cash—End of year	$30,032	$1,628	$—	$31,660

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

Boulder Brands, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2013

	Guarantor	Non-Guarantor	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net cash (used in) provided by operating activities	$(2,473)	$31,733	$4,324	$33,584

Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(48,816)	(6,181)	—	(54,997)
Purchase of investments	—	(8,751)	—	(8,751)
Investment in subsidiaries	(57,537)	—	57,537	—
Purchase of property and equipment	(21,023)	(3,056)	—	(24,079)
Intercompany loans	(2,711)	—	2,711	—
Proceeds from disposal of property and equipment	109	—	—	109
Patent/trademark defense costs	(1,895)	—	—	(1,895)

Net cash (used in) provided by investing activities	(131,873)	(17,988)	60,248	(89,613)

Cash flows from financing activities
Proceeds from issuance of long-term debt	302,474	—	—	302,474
Intercompany loans	—	2,712	(2,712)	—
Repayment of debt	(240,706)	(23)	—	(240,729)
Payments for loan costs	(4,241)	—	—	(4,241)
Investment in subsidiaries	78,517	(16,657)	(61,860)	—
Contributions from noncontrolling interest	—	899	—	899
Shares withheld for payment of employee payroll taxes	(3,501)	—	—	(3,501)
Proceeds from exercise of stock options	2,586	—	—	2,586
Excess tax benefit from stock-based payment arrangements	3,782	—	—	3,782

Net cash provided by (used in) financing activities	138,911	(13,069)	(64,572)	61,270

Effects of exchange rate changes on cash	—	(18)	—	(18)

Net increase in cash	4,565	658	—	5,223
Cash—Beginning of year	10,912	597	—	11,509

Cash—End of year	$15,477	$1,255	$—	$16,732

BOULDER BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands except shares and per share)

18. Subsequent Events

On January 15, 2016, Pinnacle announced the completion of its Acquisition of the Company, or the “Acquisition.” Following the completion of its successful tender offer to purchase all outstanding Company shares for $11.00 per share in cash, or the “Offer Price,” Pinnacle acquired all remaining Company shares through an Acquisition under Section 251(h) of the General Corporation Law of the State of Delaware.

At the effective time of the Acquisition, all remaining shares of Company common stock not tendered into the tender offer and not owned by Pinnacle were converted into the right to receive $11.00 in cash, which is the same price that was paid in the tender offer. As a result of the transaction, the Company has become a wholly owned subsidiary of Pinnacle.

At the effective time of the Acquisition, each option to purchase shares of Common Stock of the Company (each such option, a “Company Option”) outstanding immediately prior to effective time of the Acquisition, whether or not then exercisable or vested, was cancelled and each Company Option with an exercise price that was less than the Offer Price was converted automatically into the right to receive promptly after the effective time of the Acquisition, an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Offer Price over the applicable per share exercise price of the Company Option multiplied by (ii) the number of shares subject to the Company Option immediately prior to the effective time of the Acquisition, less applicable taxes required to be withheld with respect to such payment. Any Company Option with an exercise price that was greater than the Offer Price was canceled for no consideration.

At the effective time of the Acquisition, each restricted stock unit that conveyed the right to receive shares of Common Stock (each a “Company RSU”) that was vested as of the effective time of the Acquisition (including Company RSUs for which the vesting was to be accelerated in connection with the Acquisition) was cancelled and converted into the right to receive an amount in cash equal to the Offer Price promptly after the effective time of the Acquisition, less applicable taxes required to be withheld with respect to such payment.

In connection with the consummation of the Acquisition, the Company notified NASDAQ Global Select Market, or “NASDAQ,” on January 15, 2016 that the Acquisition had been completed and requested that NASDAQ (i) suspend trading in the shares of Common Stock as of the close of business on January 15, 2016 and (ii) file with the SEC a Form 25 (“Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934”).

At the effective time of the Acquisition on January 15, 2016, the directors and officers of Pinnacle became the directors and officers of the Company. As a result, the following directors were removed as directors on the Board of Directors of Boulder Brands, or the “Board:” James B. Leighton, Dean Hollis, Benjamin D. Chereskin, Gerald J. Laber, James E. Lewis and Thomas K. McInerney. The following executive officers were removed from their respective offices: James B. Leighton, Timothy R. Kraft, Christine Sacco and Phil Anson. Thereafter on January 15, 2016, Robert J. Gamgort, Craig Steeneck and M. Kelley Maggs became directors on the Board.

In connection with the Acquisition, we repaid the outstanding amounts on our Term Loan in full with funds provided via an intercompany loan from Pinnacle. In addition, we terminated our interest rate swaps.

The Company has evaluated for events subsequent to December 31, 2015 up to and through March 4, which is the date these financial statements were available to be issued.

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

Offer to Exchange

5.875% Senior Notes due 2024

Dated September 8, 2016